As filed with the Securities and Exchange Commission on September 15, 2017

Registration No. 333-220187

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERGENT CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Florida	6199	30-0663473
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5355 Town Center Road—Suite 701

Boca Raton, Florida 33486

(561) 995-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick J. Curry, Interim Chief Executive Officer

5355 Town Center Road—Suite 701

Boca Raton, Florida 33486

(561) 995-4200

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rodney H. Bell, Esq. Holland & Knight LLP 701 Brickell Avenue Miami, Florida 33131 (305) 374-8500	David S. Cole, Esq. Holland & Knight LLP 1650 Tysons Boulevard, Suite 1700 Tysons, Virginia 22102 (703) 720-8610

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $0.01 par value per share	207,918,483	(3)	$0.365	$62,050,000.00	$7,191.60
5.00% Senior Unsecured Convertible Notes due 2023	$75,836,966				$8,789.50
Total:					$15,981.10	(4)

(1)

This registration statement registers the offer and sale of: (i) the $75,836,966 in aggregate original principal amount of our 5.00% Senior Unsecured Convertible Notes due 2023 (the “Notes”) issued on July 28, 2017 pursuant to an indenture dated July 28, 2017 by and between us and U.S. Bank, National Association, as trustee; (ii) 115,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), that were issued in a private placement transaction to the selling stockholders named herein pursuant to a Common Stock Purchase Agreement dated July 28, 2017, which amount of shares also includes 40,000,000 shares of Common Stock issued in connection with a rights offering conducted pursuant to the Company’s April 18, 2017 offer to exchange filed as an exhibit to the Company’s Schedule TO-I filed April 18, 2017; (iii) 42,500,000 shares of Common Stock that are issuable upon exercise of the Warrants (as defined below); (iv) 37,918,483 shares of Common Stock that are issuable upon conversion of the Notes at an initial conversion rate of (x) 500 shares of Common Stock per $1,000 principal amount of the Notes and (y) 0.5 shares of Common Stock per $1.00 principal amount of Notes, each subject to adjustment in certain circumstances; and (v) 12,500,000 shares of Common Stock that were issued in a private placement transaction to the selling stockholders named herein pursuant to a Securities Purchase Agreement dated August 11, 2017. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable from time to time upon pursuant to the anti-dilution provisions of the Notes and the Warrants and to cover shares of Common Stock issuable as a result of stock splits, stock dividends and similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based on the average of the high and low bid and asked prices of the Common Stock on August 22, 2017, as quoted on the OTCQB marketplace.

(3)

The amount of the filing fee is calculated in accordance with Rule 457(c) by multiplying the transaction value by 0.0001159. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.  Thus, the calculation of registration fees is based on 170,000,000 shares of Common Stock.

(4)	Previously paid with the initial filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [   ], 2017

PRELIMINARY PROSPECTUS

EMERGENT CAPITAL, INC.

Common stock, $0.01 par value per share

5.00% Senior Unsecured Convertible Notes due 2023

This prospectus relates to the resale, from time to time, of up to 207,918,483 shares of common stock, par value $0.01 per share (the “Common Stock”) of Emergent Capital, Inc. (the “Company”) and up to $75,836,966 in aggregate principal amount of our 5.00% senior unsecured convertible notes due 2023 (the “Notes”), which Notes include (a) $72,238,000 unrestricted $1,000 denominated Notes exchanged in the Exchange Offer (as defined below) pursuant to Rule 3(a)(9) for the Company’s previously registered $1,000 denominated 8.50% senior unsecured notes due 2019 and (b) $3,598,966 restricted $1.00 denominated Notes exchanged in the Exchange Offer pursuant to Rule 3(a)(9) for the Company’s previously privately issued $1.00 denominated 8.50% senior unsecured notes due 2019 by the selling stockholders identified in this prospectus (the “Selling Stockholders”). Shares of Common Stock being offered by the Selling Stockholders include (i) 115,000,000 shares of Common Stock issued on July 28, 2017 (a) pursuant to a common stock purchase agreement in a private placement (the “Private Placement”) exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) and (b) in connection with the Rights Offering (as defined below), (ii) an aggregate of 42,500,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of common stock purchase warrants issued on July 28, 2017 (the “Warrants”) with a strike price of $0.20 per Warrant Share, (iii) 37,918,483 shares of Common Stock issuable upon conversion of the Notes at an initial conversion rate of (x) 500 shares of Common Stock per $1,000 principal amount of the Notes and (y) 0.5 shares of Common Stock per $1.00 principal amount of Notes, each subject to adjustment in certain circumstances, by the Selling Stockholders, including their transferees, pledgees or donees or their respective successors, and (iv) 12,500,000 shares of Common Stock issued on August 11, 2017 pursuant to a securities purchase agreement in a private placement (the “Additional Private Placement”) exempt from the registration requirements under the Securities Act. The Notes were issued to the Selling Stockholders on July 28, 2017 as consideration for tendering into the Company’s offer to exchange (the “Exchange Offer”) any and all of the Company’s 8.50% senior unsecured convertible notes due 2019 they held plus providing related consents in exchange for the Company’s new 5.00% unsecured convertible notes and rights to purchase up to 40,000,000 shares in the aggregate of our Common Stock at $0.20 per share (the “Rights Offering”).  All 40,000,000 shares of our Common Stock which were eligible to be subscribed for in the Rights Offering were actually subscribed for in the Rights Offering.  We refer to the shares of our Common Stock set forth in items (i), (ii) (iii) and (iv) above collectively as the Registrable Shares.  We are registering the Registrable Shares and the Notes on behalf of the Selling Stockholders to satisfy registration rights that we have granted to the Selling Stockholders in connection with the Private Placement, the Exchange Offer, and the Additional Private Placement.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of Common Stock or Notes by the Selling Stockholders. However, we may receive up to an additional $8,500,000 cash proceeds if all of the Warrants are exercised in cash for Warrant Shares and are not exercised in whole or in part using the Warrants’ cashless exercise mechanism.

We will pay the expenses of registering the Registrable Shares and the Notes offered by this prospectus, but all selling and other expenses incurred by each Selling Stockholder will be paid by that Selling Stockholder.

The Selling Stockholders may resell the Registrable Shares and the Notes (collectively, the “Securities”) offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may resell the Securities will be determined by the prevailing market price for shares of our Common Stock or in negotiated transactions for either the Registrable Securities or the Notes because our Notes are not listed on any national securities exchange or over-the-counter market and the Company does not expect to list the Notes for trading at any time. The Selling Stockholders may elect when to sell Securities and may elect to sell all or any portion of the Registrable Shares or Notes or none at all.  To the extent required, the shares of our Common Stock and the Notes to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.  A prospectus supplement and a post-effective amendment, if any, may supplement, add or change information disclosed in this prospectus, and we may amend, supplement, add or change the information disclosed in this prospectus at any time.

Shares of our Common Stock are listed on the OTC Market Group’s OTCQB Venture Market under the symbol “EMGC.” On September 14, 2017, the closing price of our Common Stock was $0.42 per share.  This pricing data is current only as of the date of this prospectus.  You are urged to obtain current market quotations for our Common Stock.

Investing in our Common Stock and our Notes involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 11 of this prospectus and all other information included or incorporated herein by reference in this prospectus and in any prospectus supplement or post-effective amendment in their entirety.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September [  ], 2017.

i

ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”), and relates to the resale or other disposition from time to time of the Securities by the Selling Stockholders or their transferees, pledgees, donees or successors.

You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or Securities are sold or otherwise disposed of on a later date.  It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the Securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise indicates, when we use the words “we,” “our,” “us,” “Company,” “Registrant” or “Emergent,” we are referring to Emergent Capital, Inc. and its subsidiaries on a consolidated basis.

PROSPECTUS SUMMARY

This summary highlights selected information about this offering and the information included or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in shares of our Common Stock and our Notes. You should carefully read the entire prospectus, including any accompanying prospectus supplement, and the documents incorporated by reference before making an investment decision.

OVERVIEW

We were founded in December 2006 as a Florida limited liability company, Imperial Holdings, LLC, and converted into Imperial Holdings, Inc. on February 3, 2011, in connection with our initial public offering. Effective September 1, 2015, the Company changed its name to Emergent Capital, Inc.

We own and manage a portfolio of 614 life insurance policies, also referred to as life settlements, with a fair value of $526.3 million and an aggregate death benefit of approximately $2.9 billion at June 30, 2017. We primarily earn income on these policies from changes in their fair value and through death benefits when a policy matures, which we refer to as policy proceeds.  All but two of these policies serve as collateral for our existing indebtedness.

We generally hold the life insurance policies we own to maturity. When we obtain ownership of a life insurance policy for investment, we are responsible for all future premium payments required to prevent the policy from lapsing. The lapsing of policies, if any, would create losses as the assets would be written down to zero. Our portfolio of life insurance policies requires significant cash outlays in order to pay the premiums necessary to keep policies in force.

We estimate that we will need to pay approximately $64,000 in premiums to keep our remaining two life insurance policies that have not been pledged as collateral under the White Eagle Revolving Credit Facility (as defined below) in force through December 31, 2017. As of June 30, 2017, we had approximately $22.7 million of cash and cash equivalents and certificates of deposit of $1.0 million; of this amount, approximately $623,000 is available to pay premiums on the two unencumbered policies and other overhead expenses, with approximately $22.0 million being restricted by the White Eagle Revolving Credit Facility.

More comprehensive information about us and our financial information is available through our website at www.emergentcapital.com and in our recent filings with the SEC. For additional information, see the sections in this offering entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” The information on our website is not incorporated by reference into this prospectus.

Our Expertise

We believe that our experiences in the life settlement business makes us qualified and well positioned to identify portfolios of life insurance policies that have attractive lending characteristics.  Our executive team has significant experience in analyzing life settlement portfolios and have established due diligence procedures that focus on collateral title, insurable interest and collectability.

We expect to use leading third party life expectancy providers, independent collateral agents, and independent third party servicers to analyze and manage the policies.  All transactions will be fully reviewed for compliance with all applicable state and federal laws and regulations.

Competition

Competition to our business exists in primarily two channels: life settlement providers and institutional investors. In order to be a life settlement provider and transact with the original holder of a life insurance policy, in most instances, a license on a state-by-state basis is required. The life settlement business is highly fragmented and, therefore, competition is diverse. Often, life settlement providers are originating life settlements on behalf of institutional investors who do not maintain the necessary licenses to transact in the secondary market for life insurance. These investors may have significantly more resources than the Company and can generally also transact directly in the tertiary market.

Our Existing Indebtedness

White Eagle Revolving Credit Facility

Our indirect subsidiary, White Eagle Asset Portfolio, LP (“White Eagle”), is the borrower under an asset-based revolving facility (the “White Eagle Revolving Credit Facility”) with CLMG Corp., as administrative agent, backed by a portfolio of life insurance policies with an aggregate lender commitment of up to $370.0 million, subject to borrowing base availability. Pursuant to an amendment in December 2016, 190 life settlement policies purchased from wholly owned subsidiaries of the Company were pledged as additional collateral under the facility for an additional policy advance of approximately $71.1 million. The maximum facility limit was increased to $370.0 million and the term of the facility was extended to December 31, 2031.

A total of 612 life insurance policies with an aggregate death benefit of approximately $2.9 billion and an estimated fair value of approximately $525.5 million are pledged as collateral under the White Eagle Revolving Credit Facility at June 30, 2017. In addition, the equity interests in White Eagle have been pledged under the White Eagle Revolving Credit Facility. At June 30, 2017, the fair value of the outstanding debt was $304.9 million and the borrowing base was approximately $304.2 million, which includes $299.1 million of outstanding principal. Approximately $5.0 million was available to borrow under the White Eagle Revolving Credit Facility.

Proceeds from the maturity of the policies pledged as collateral under the White Eagle Revolving Credit Facility are distributed pursuant to a waterfall. Assuming no event of default, funds on account from policy proceeds shall be distributed in specified stages of priority. With respect to approximately 25% of the face amount of policies pledged as collateral under the White Eagle Revolving Credit Facility, White Eagle has agreed that if policy proceeds that are otherwise due are not paid by an insurance carrier, the foregoing distributions will be altered such that the lenders will receive any “catch-up” payments with respect to amounts that they would have received in the waterfall prior to distributions being made to White Eagle. During the continuance of events of default or unmatured events of default, the amounts from collections of policy proceeds that might otherwise be paid to White Eagle will instead be held in a designated account controlled by the lenders and may be applied to fund operating and third party expenses, interest and principal, “catch-up” payments or percentage payments that would go to the lenders as described above.

Generally, ongoing advances may be made for paying premiums on the life insurance policies pledged as collateral and to pay the fees of service providers. Effective with the November 9, 2015 amendment of the White Eagle Revolving Credit Facility (the “White Eagle Amendment”), ongoing advances may no longer be used to pay interest, which will now be paid by White Eagle if there is not otherwise sufficient amounts available from policy proceeds to be distributed to pay interest expense pursuant to the applicable waterfall. Subsequent advances and the use of proceeds from those advances are at the discretion of the lenders. During the years ended December 31, 2016 and 2015, approximately $51.3 million and $45.7 million was drawn on the facility for premium payments, and $1.7 million and $2.2 million in fees to service providers, respectively. Approximately $6.7 million was drawn on the facility for interest during 2015. Effective with the White Eagle Amendment, interest is no longer withheld from borrowings and, therefore, no interest was drawn on the facility during 2016.

Senior Secured Notes

On March 11, 2016 (the “Initial Closing Date”), the Company, as issuer, entered into an indenture (as amended and supplemented or otherwise modified from time to time, the “Senior Secured Indenture”) with Wilmington Trust, National Association, as indenture trustee (the “Senior Secured Note Trustee”) providing for the issuance of up to $30.0 million in senior secured notes. We refer to these notes as our “Old Secured Notes” of which approximately $21.2 million were issued on the Initial Closing Date with an additional $8.8 million issued on March 24, 2016. As a result, at December 31, 2016, there was $30.0 million in aggregate principal amount of the Company’s Old Secured Notes due 2018 outstanding. Interest on the Old Secured Notes accrued at 15.0% per annum payable quarterly, and all Old Secured Notes were to mature on September 14, 2018.

On July 28, 2017, the Company and the Senior Secured Note Trustee entered into an Amended and Restated Senior Secured Note Indenture (the “New Senior Secured Indenture”) to amend and restate the Senior Secured Indenture following the Company’s receipt of requisite consents of the holders of the Old Secured Notes. Pursuant to the terms of the New Senior Secured Indenture, the Company caused the cancellation of all outstanding Old Secured Notes and the issuance of 8.5% Senior Secured Notes due 2021 (the “New Senior Secured Notes”) in an aggregate amount of $30.0 million. The New Senior Secured Indenture provides, among other things, that the New Senior Secured Notes will be secured senior obligations of the Company and will mature on July 15, 2021. The New Senior Secured Notes will bear interest at a rate of 8.5% per annum, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2017.

On August 11, 2017 and August 14, 2017, the Company issued an aggregate of an additional $5.0 million principal amount of the Company’s New Senior Secured Notes pursuant to a certain Securities Purchase Agreement dated as of August 11, 2017 by and between the Company and a single investor.

Senior Unsecured Convertible Notes

On July 28, 2017, the Company issued $75,836,966 aggregate principal amount of its 5.00% Senior Unsecured Convertible Notes Due 2023 (the “Notes”) in exchange for $73,026,450 aggregate principal amount of existing 8.50% Senior Unsecured Convertible Notes Due 2019 which were validly tendered and not withdrawn prior to the expiration of the Company’s Offer to Exchange dated April 18, 2017, as amended and supplemented, and to pay accrued and unpaid interest on all such existing notes so tendered and accepted for exchange through and excluding the settlement date of the Offer to Exchange.

The Notes were issued pursuant to an indenture (the “New Convertible Note Indenture”) between the Company and U.S. Bank, National Association, as indenture trustee. The New Convertible Note Indenture provides, among other things, that the Notes are unsecured senior obligations of the Company and will mature on February 15, 2023. The Notes bear interest at a rate of 5.00% per annum from the issue date, payable semi-annually in arrears on August 15 and February 15 of each year, beginning on August 15, 2017.

Holders of the Notes may convert their Notes at their option on any day prior to the close of business on the second scheduled trading day immediately preceding February 15, 2023. Upon conversion, the Company will deliver shares of Common Stock, together with any cash payment for any fractional share of Common Stock. The initial conversion rate for the Notes will be (x) 500 shares of Common Stock per $1,000 principal amount of Notes (for Notes denominated in $1,000 increments) and (y) 0.5 shares of Common Stock per $1.00 principal amount of Notes (for Notes denominated in $1.00 increments). The conversion rate is subject to adjustment in certain circumstances.

8.50% Senior Unsecured Convertible Notes

As of July 28, 2017, as a consequence of the closing of the Exchange Offer, $1,194,000 of the Company’s 8.50% Senior Unsecured Convertible Notes due 2019 (the “Old Convertible Notes”) remain outstanding.  The maturity date of the Old Convertible Notes is February 15, 2019. The Old Convertible Notes accrue interest at the rate of 8.50% per annum on the principal amount of the Old Convertible Notes, payable semi-annually in arrears on August 15 and February 15 of each year. The Old Convertible Notes are convertible into shares of our Common Stock at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the Old Convertible Notes.  Initially, the Old Convertible Notes were convertible into shares of Common Stock at a conversion rate of 147.9290 shares of Common Stock per $1,000 principal amount of Old Convertible Notes.  In the second quarter of 2015, the conversion rate was adjusted to 151.7912 shares of Common Stock per $1,000 principal amount of Old Convertible Notes in connection with an anti-dilution adjustment triggered by a rights offering that resulted in the issuance of 6,688,433 shares of Common Stock.

THE PRIVATE PLACEMENTS AND EXCHANGE OFFER

The securities offered from time to time pursuant to this prospectus and any prospectus supplement and post-effective amendment, if any, in connection herewith consist of: (i) up to an aggregate of 207,918,483 shares of our Common Stock which include (a) 115,000,000 shares issued in the Private Placement pursuant to that certain Common Stock Purchase Agreement, dated July 28, 2017, (b) an aggregate of 42,500,000 Warrant Shares issuable upon exercise of Warrants with a strike price of $0.20 per Warrant Share, (c)  37,918,483 shares of Common Stock issuable upon conversion of the Notes at an initial conversion rate of (x) 500 shares of Common Stock per $1,000 principal amount of the Notes and (y) 0.5 shares of Common Stock per $1.00 principal amount of Notes, each subject to adjustment in certain circumstances, and (d) 12,500,000 shares issued in the Additional Private Placement pursuant to that certain Securities Purchase Agreement, dated August 11, 2017; and (ii) up to $75,836,966 in aggregate principal amount of our Notes, which Notes include (a) $72,238,000 unrestricted $1,000 denominated Notes exchanged in the Exchange Offer pursuant to Rule 3(a)(9) for the Company’s previously registered $1,000 denominated 8.50% senior unsecured notes due 2019 and (b) $3,598,966 restricted $1.00 denominated Notes exchanged in the Exchange Offer pursuant to Rule 3(a)(9) for the Company’s previously privately issued $1.00 denominated 8.50% senior unsecured notes due 2019.

The Master Transaction Agreements

On or about March 15, 2017, and May 12, 2017, we entered into a series of separate master transaction agreements by and among the Company, PJC Investments, LLC, a Texas limited liability company (“PJC”), and each consenting holder of our 8.50% Senior Unsecured Convertible Notes that is a party to them (the “Consenting Holders”) regarding a series of integrated transactions with the intent to effect a recapitalization of the Company which we refer to throughout this prospectus as the Transactions (collectively, and as amended, the “Master Transaction Agreements”). The Master Transaction Agreements required us to, among other things, enter into a

Common Stock Purchase Agreement, the Exchange Offer, a New Convertible Note Indenture providing for the issuance of the Notes, a Senior Note Exchange Offer, a New Senior Note Indenture providing for the issuance of New Senior Notes, a Senior Note Purchase Agreement, Warrants and certain other agreements and documents (each as defined herein or in the Master Transaction Agreements, and together with the Master Transaction Agreements, the “Transaction Documents”). The Transactions closed on July 28, 2017.

The Common Stock Purchase Agreement

In conjunction with the consummation of the Transactions, on July 28, 2017, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) by and between the Company and certain investors identified in this prospectus under the caption “Selling Stockholders,” whereby we issued and sold 115,000,000 shares of Common Stock for a purchase price of $23.0 million.

The Common Stock Purchase Warrants

In conjunction with the consummation of the Transactions, on July 28, 2017, we issued eight-year Common Stock Purchase Warrants (the “Warrants”) to certain investors identified in this prospectus under the caption “Selling Stockholders,” to purchase up to 42,500,000 shares of Common Stock at a per share price of $0.20, with 41% of the shares being immediately exercisable and the remaining shares exercisable upon reaching certain milestones related to the conversion of the Notes.

Exchange Offer

In conjunction with the consummation of the Transactions, on July 28, 2017, we issued $75,836,966 in Notes to certain Selling Stockholders as consideration for tendering into the Exchange Offer.  The Notes are governed by the terms and conditions of the New Convertible Note Indenture.  The New Convertible Note Indenture provides that the Company will file a registration statement with the SEC covering the resale of the Notes, and the Common Stock issuable upon conversion of the Notes, within 30 days after the last date on which any Notes are originally issued under the New Convertible Note Indenture.  The registration statement, of which this prospectus is a part, has been filed in accordance with the New Convertible Note Indenture.

Registration Rights Agreement

In conjunction with the consummation of the Transactions, we entered into a Registration Rights Agreement with certain Selling Stockholders, dated as of July 28, 2017 (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement with the SEC covering the resale of the shares of Common Stock sold in the Private Placement and underlying the Warrants. We agreed to file such registration statement within 60 days of the closing of the Transactions. The Registration Rights Agreement includes customary indemnification rights in connection with the registration statement. The registration statement, of which this prospectus is a part, has been filed in accordance with the Registration Rights Agreement.

The foregoing summary descriptions of the Purchase Agreement, the Warrants, the Notes and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which were filed as exhibits to our Form 8-K, dated August 1, 2017 and are incorporated by reference herein.

The Additional Private Placement

On August 11, 2017, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) by and between the Company and a certain investor identified in this prospectus under the caption “Selling Stockholders,” whereby, among other things, we issued 8,750,000 shares of Common Stock on August 11, 2017 and 3,750,000 shares of Common Stock on August 14, 2017 (the “Additional Shares”) for an aggregate purchase price of $5.0 million.

In connection with the Securities Purchase Agreement, on August 11, 2017, the Company entered into a Registration Rights Agreement with a certain Selling Stockholder (the “Additional Registration Rights Agreement”),

pursuant to which the Company is required to register the resale of the Additional Shares. The Additional Registration Rights Agreement is substantially similar to the Registration Rights Agreement entered into in connection with the consummation of the Transactions.

The foregoing summary descriptions of the Securities Purchase Agreement and the Additional Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which were filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and are incorporated by reference herein.

Principal Executive Offices

Our office is located at 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, and our telephone number is (561) 995-4200.

THE OFFERING

Common Stock offered by the selling stockholders	207,918,483 shares.

Common Stock to be outstanding after this offering	236,923,601 shares (as of September 13, 2017 on a fully diluted basis).

Notes offered by the selling stockholders	$75,836,966 in aggregate principal amount.

Selling Stockholders	All of the shares of Common Stock and Notes are being offered by the Selling Stockholders named herein. See “Selling Stockholders.”

Use of Proceeds

We will not receive any of the proceeds from any sale or other disposition of the Common Stock or Notes covered by this prospectus. All proceeds from the sale of the Common Stock or Notes will be paid directly to the Selling Stockholders. However, we may receive up to an additional $8,500,000 cash proceeds if all of the Warrants are exercised in cash for Warrant Shares. See “Use of Proceeds.”

Risk Factors

In analyzing an investment in the shares of Common Stock or Notes being offered pursuant to this prospectus, you should carefully consider, along with other matters included or incorporated by reference in this prospectus, the information set forth under “Risk Factors” in this prospectus and the risks discussed in the documents incorporated by reference in this prospectus, as they may be amended, updated or modified periodically in our reports filed with the SEC.

OTC Trading Symbol	“EMGC.”

The number of shares of our common stock shown above to be outstanding immediately after this offering is based on 156,505,118 shares outstanding as of September 13, 2017, and excludes, as of such date:

•                  an aggregate of 605,227 shares of our Common Stock issuable upon the exercise of options outstanding as of September 13, 2017, having a weighted-average exercise price of $8.66 per share;

•                  an aggregate of 4,240,521 shares of our Common Stock issuable upon the exercise of warrants outstanding as of September 13, 2017, having a weighted-average exercise price of $14.51 per share;

•                  an aggregate of 251,132 shares of our Common Stock issuable upon the vesting of restricted stock unvested as of September 13, 2017;

•                  up to an aggregate of 2.0 million shares of Common Stock issuable upon the exercise of warrants issued pursuant to the class action litigation settlement arising in connection with the investigation by the U.S. Attorney’s Office for District of New Hampshire into the Company’s now legacy premium finance business with an exercise price of $10.75 and a term of five years from the date they were distributed to the class participants;

•                  608,000 shares of our Common Stock held as treasury stock as of September 13, 2017; and

•                  11,561,558 shares of our Common Stock reserved for future issuance under our equity incentive plan.

RATIO OF EARNINGS TO FIXED CHARGES

Emergent Capital, Inc.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES FOR FISCAL YEARS 2012 THROUGH 2016

AND FOR THE SIX MONTHS ENDED JUNE 30, 2017 (ACTUAL AND PRO FORMA)

			For the year ended December 31,
	Pro forma 2017	Unaudited 2017	Pro forma 2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)(2)(3)(4)(5)	—	—	—	—	—	—	4.8	—

	Six Months	Six Months	For the year ended December 31,
	Ended June 30, 2017 (pro forma)	Ended June 30, 2017 (actual)	2016 (pro forma)	2016	2015	2014	2013	2012
	(amounts in thousands)
Fixed Coverage Ratio:
Add: pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees(3)	$(15,031)	$(4,588)	$(65,781)	$(49,429)	$(39,099)	$(5,026)	$51,862	$(42,058)
Add: fixed charges	16,104	15,698	33,585	29,439	27,286	16,245	13,664	3,122
Add: amortization of capitalized interest	—	—	—	—	—	—	—	—
Add: distributed income of equity investees	—	—	—	—	—	—	—	—
Add: share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—	—	—
Subtract: capitalized interest	—	—	—	—	—	—	—	—
Subtract: non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—	—	—	—
Earnings	$1,073	$11,110	$(32,196)	$(19,990)	$(11,813)	$11,219	$65,526	$(38,936)
Fixed Charge Data:
Interest expense and capitalized	16,104	15,698	33,585	29,439	27,286	16,245	13,657	1,255
Amortized premiums, discounts and capitalized expenses related to indebtedness	—	—	—	—	—	—	7	1,867
Estimate of the interest within rental expense	—	—	—	—	—	—	—	—
Total fixed charges	$16,104	$15,698	$33,585	$29,439	$27,286	$16,245	$13,664	$3,122
Ratio of earnings to fixed charges(2)(3)	0.1	0.7	(1.0)	(0.7)	(0.4)	0.7	4.8	(12.5)
Earnings Deficiency	$15,031	$4,588	$65,781	$49,429	$39,099	$5,026	$—	$42,058

(1)                                 The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The term “fixed charges” means the sum of the following: (a) interest expenses and capitalized interest, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) other expenses related to indebtedness, and (d) an estimate of the interest within rental expense. The term “earnings” is the amount resulting from adding the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; then subtracting from the total added items, the following: (a) interest capitalized and (b) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

(2)                                 In 2016, 2015, 2014, and 2012, we incurred losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by $49,429,000, $39,099,000, $5,026,000 and $42,058,000, respectively.

(3)                                 Pro forma for the six months ended June 30, 2017 and year ended December 2016 shows losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by $15,031,000 and $65,781,000, respectively.

(4)                                 Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period. Please refer to our annual report on Form 10-K for the year ended December 31, 2016 for additional information.

(5)                                 The fixed charges used for purposes of calculating the ratio of earnings to fixed charges excludes change in fair value of the our revolving credit facilities (which at the relevant times included the White Eagle and Red Falcon credit facilities, loss on extinguishment of debt and change in fair value of conversion derivative liability. For the years ended December 31, 2016, 2015, 2014 and 2013, the change in fair value of such revolving credit facilities was ($1.9 million), $12.2 million, ($5.5 million) and ($9.4 million), respectively. For the year ended December 31, 2016, 2015 and 2013, the loss on extinguishment of debt was $554,000, $8.8 million and $4.0 million, respectively. For the year ended December 31, 2014, change in fair value of conversion derivative liability was $6.8 million. Calculation for the pro forma for the six months ended June 30, 2017 and the year ended December 31, 2016 period excludes loss on extinguishment of debt of $10.0 million and $12.2 million, respectively.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below as well as the risks described in our annual report on Form 10-K for the year ended December 31, 2016 and our subsequently filed quarterly reports on Form 10-Q, which are incorporated by reference herein, together with the other information set forth or incorporated by reference in this prospectus and any accompanying prospectus supplement, before making an investment decision. Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Notes

No market currently exists for the Notes and an active trading market may not develop.

The Notes are a new issue of securities with no established trading market and we cannot assure you that a market will develop or that you will be able to sell your Notes easily. Further, the Notes and the shares of Common Stock issuable upon conversion of the Notes are and will be restricted securities within the meaning of that term under the Securities Act.

The liquidity of any market for the Notes will depend upon various factors, including:

•                  the number of holders of the Notes;

•                  the interest of securities dealers in making a market for the Notes;

•                  the overall market for debt securities;

•                  our financial performance and prospects; and

•                  the prospects for companies in our industry generally.

Accordingly, we cannot assure you that an active trading market will develop for the Notes. If the Notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates and other factors, including those listed above.

The Notes will be effectively subordinated to the payments required under the White Eagle Revolving Credit Facility as well as any secured debt incurred in the future and the cash generated from the policies securing the White Eagle Revolving Credit Facility may not be used to pay the Notes.

The lenders under our White Eagle Revolving Credit Facility may foreclose on the life insurance policies securing the facility in the event of any default under the facility and any cash generated from such policies will generally not be available to us to repay the Notes. Accordingly, we may not be able to repay the Notes even if we experience a high number of mortalities from the insureds under the life insurance policies securing the White Eagle Revolving Credit Facility. In the event of our bankruptcy, liquidation or similar proceeding, the lenders under the White Eagle Revolving Credit Facility will be entitled to proceed against life insurance policies securing the facility and any other secured lenders will be entitled to proceed against the assets securing such debt, and such collateral will not be available for payment of our unsecured debt, including the Notes. As a result, the Notes will be effectively subordinated to our White Eagle Revolving Credit Facility and any future secured debt to the extent of the value of the collateral securing such future secured debt. In addition, because we are a holding company which conducts substantially all of our operations through our subsidiaries, the right of us, and therefore the right of creditors of ours, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of us as a creditor of the subsidiary may be recognized.

The New Convertible Note Indenture contains limited protection for holders of the Notes.

The New Convertible Note Indenture offers limited protection to holders of the Notes. The terms of the New Convertible Note Indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, the terms of the New Convertible Note Indenture do not place any restrictions on our or our subsidiaries’ ability to:

•                  issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the value of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

•                  pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness;

•                  sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•                  enter into transactions with affiliates;

•                  create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•                  make investments; or

•                  create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the New Convertible Note Indenture will only require us to offer to purchase the Notes in connection with a fundamental change.

Furthermore, the terms of the New Convertible Note Indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt that we may issue or incur in the future could contain more protections for its holders than the New Convertible Note Indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or potential credit rating, or otherwise adversely affect holders of the Notes.

Subject to certain exceptions, the terms of the Notes do not prevent us from entering into a variety of acquisition, divestiture, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or potential credit rating or otherwise adversely affect the holders of the Notes.

The Notes are not rated and the issuance of a credit rating could adversely affect the market price of the Notes.

The Notes are not rated by any credit rating agency. The Notes may be rated by one or more of the credit rating agencies after the date of this prospectus. If the Notes are rated, the rating could be lower than expected, and such a rating could have an adverse effect on the valuation of the Notes. Furthermore, credit rating agencies revise their ratings from time to time and could lower or withdraw any rating issued with respect to the Notes. Any real or anticipated downgrade or withdrawal of any ratings of the Notes could have an adverse effect on the valuation, market price or liquidity of the Notes.

Ratings reflect only the views of the issuing credit rating agency or agencies and are not recommendations to purchase, sell or hold any particular security, including the Notes. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any future rating of the Notes may not reflect all risks related to us and our business or the structure or market value of the Notes.

Changes in the credit markets could adversely affect the valuation, market price and liquidity of the Notes.

Following the offering, the valuation for the Notes will be based on a number of factors, including:

•                  the prevailing interest rates being paid by other companies similar to us; and

•                  the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the valuation, pricing and liquidity of the Notes.

The adjustment to the conversion rate for the Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your Notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of Common Stock for the Notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change occurs or becomes effective and the price paid (or deemed paid) per share of Common Stock in such fundamental change. The adjustment to the conversion rate for the Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your Notes as a result of such fundamental change. In addition, if the price of our Common Stock in the transaction is greater than $20.00 per share or less than $0.32 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate.

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Some significant restructuring transactions may not constitute a fundamental change or a make-whole fundamental change, in which case we would not be obligated to offer to repurchase the Notes or to increase the conversion rate of the Notes.

Upon the occurrence of a fundamental change, holders of Notes have the right to require us to repurchase the Notes at face value and may have the right to convert the Notes with an increased conversion rate. However, the definition of the terms “fundamental change” and “make-whole fundamental change” are limited to only certain transactions or events. Therefore the fundamental change and make-whole fundamental change provisions will not afford protection to holders of Notes in the event of other transactions or events that do not constitute a make-whole fundamental change but that could nevertheless adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change or a make-whole fundamental change requiring us to repurchase the Notes or providing you with the right to convert your Notes at an increased conversion rate. In the event of any such transaction, the holders would not have the right to require us to repurchase the Notes or to convert the Notes with an increased conversion rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings or otherwise adversely affect the value of the Notes.

Valuation of the Notes could be significantly affected by the market price of our Common Stock, which may fluctuate significantly.

We expect that the market price of the Notes (if there is a market for Notes) or the value of the Notes (if there is no market for the Notes) will be significantly affected by the market price of our Common Stock. If there is a market for the Notes, this may result in greater volatility in the trading value for the Notes than would be expected for nonconvertible debt securities we may issue. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our Common Stock.

You may have to pay taxes with respect to distributions on our Common Stock that you do not receive.

The conversion price of the Notes will be adjusted for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined below) of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal withholding tax requirements.

Timing and character of your income is based on our treatment of the Notes as non-contingent debt instruments for U.S. federal income tax purposes, which may be different than what the Internal Revenue Service may determine.

We may be obligated to pay amounts in excess of stated interest and principal on the Notes in certain events. We intend to take the position that the Notes will not be treated as contingent payment debt instruments for federal income tax purposes because of the possibility of such additional payments is remote as defined within applicable Treasury Regulations. The Internal Revenue Service (the “IRS”), however, may take a position contrary to our position, which could affect the timing and character of your income and the timing and deductions with respect to the Notes.

The conversion rate of the Notes may not be adjusted for all dilutive events that may occur.

The conversion rate of the Notes is subject to adjustment in limited events.  However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or stock issuances for cash that may adversely affect the valuation or pricing of the Notes or the Common Stock. An event that adversely affects the value of the Notes may occur, and that event may not result in an adjustment to the conversion rate.

Holders of Notes will not be entitled to any rights with respect to our Common Stock, but will be subject to all changes made with respect to our Common Stock.

Holders of Notes will not be entitled to any rights with respect to our Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions, if any, on our Common Stock), but will be subject to all changes affecting our Common Stock. Holders of Notes will have the rights with respect to our Common Stock only when we deliver shares of Common Stock to holders upon conversion of the Notes and, in limited cases, under the conversion rate adjustments applicable to then. For example, if an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of Common Stock, if any, to holders of Notes, the holders will not be entitled to vote on the amendment, although the holders will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock.

Risks Related to Our Common Stock

Because our Common Stock is quoted on the OTCQB marketplace, our liquidity and the price of our Common Stock are limited and our investors may be subject to significant restrictions on the resale of our securities due to state “Blue Sky” laws.

Our Common Stock is traded on the OTC Market Group’s OTCQB Venture Market marketplace quotation system, which is a FINRA-sponsored entity and operated inter-dealer automated quotation system for equity securities not included in a national exchange. Quotation of our Common Stock on the OTCQB marketplace limits the liquidity and price of our Common Stock more than if our Common Stock were quoted or listed on the NYSE or the Nasdaq Capital Market, for example, each of which is a national securities exchange. Lack of liquidity will limit the price at which you may be able to sell our Common Stock or your ability to sell our Common Stock at all.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state. We do not know whether our securities will be registered or exempt from registration under the laws of any state. Since our Common Stock is listed on the OTCQB marketplace, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our securities. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our securities to be limited, as you may be unable to resell your Common Stock without the significant expense of state registration or qualification.

The conversion of our Notes may also be subject to “blue sky” laws. As a result, depending on the state of residence of a holder of the New Unsecured Notes, a holder may not be able to convert unless we comply with any state securities law requirements necessary to permit such conversion or an exemption applies. Although we plan to use our reasonable efforts to assure that holders will be able to convert their New Unsecured Notes under applicable state securities laws if no exemption exists, there is no assurance that we will be able to do so. As a result, the ability to convert may be limited. The value of the Notes may be significantly reduced if holders are not able to convert their Notes under applicable state securities laws.

If our shares become subject to the penny stock rules, this may make it more difficult to sell our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price per share of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTC Market Group’s OTCQB Venture Market does not meet such requirements and for so long as the price of our Common Stock is less than $5.00, our securities will be deemed penny stocks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore security holders may have difficulty selling shares of our Common Stock listed on the OTCQB. Reduced trading activity in our Common Stock could also make it more difficult for us to raise additional capital.

Risks Related to our Business

The secondary life insurance market is highly regulated, and state or federal regulations could materially adversely affect our ability to conduct our business.

Our business is highly regulated at the state level with respect to the purchase of life insurance assets and federal laws and regulations with respect to the issuance of securities. At the state level, many states subject us to laws and regulations requiring us to obtain specific licenses or approvals to be able to purchase life insurance policies in those states. State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the purchase of life insurance policies. Under this authority, state regulators have broad discretionary power and may impose new licensing and other requirements, and interpret or enforce existing regulatory requirements in new and different ways. Any of these new requirements, interpretations or enforcement directives could be adverse to our industry, even in a material way. Furthermore, because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new regulation would specifically involve or how it might affect our industry or our business.

State regulation more generally affecting life insurance assets (and not necessarily directed at the life insurance secondary market itself) may also affect our industry and business in negative ways. For example, we are aware of recent legislative efforts in some states to mandate the sale or liquidation of life insurance policies as a precondition to eligibility for health care under the Patient Protection and Affordable Care Act. These kinds of laws, if passed, may adversely affect the number of life insurance policies available for purchase.

Although the federal laws and regulations do not directly affect the life insurance secondary market, the settlement (i.e., purchase) of life insurance contracts may in some cases constitute a transaction in “securities” that is governed by federal securities laws.

Such state or federal regulations could negatively affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results.

Changes to statutory, licensing and regulatory regimes governing life settlements could have a material adverse effect on our activities and income.

Changes to statutory, licensing and regulatory regimes could result in the enforcement of stricter compliance measures or adoption of additional measures on us or on the insurance companies that stand behind the insurance policies that we own, which could have a material adverse impact on our business activities and income.

The SEC issued a task force report in July 2010 recommending that sales of life insurance policies in life settlement transactions be regulated as securities for purposes of the federal securities laws. To date, the SEC has not made such a recommendation to Congress. However, if the statutory definitions of “security” were amended to encompass life settlements, we could become subject to additional extensive regulatory requirements under the federal securities laws, including the obligation to register sales and offerings of life settlements with the SEC as public offerings under the Securities Act and, potentially, the obligation to register as an “investment company” pursuant to the Investment Company Act of 1940. Any legislation implementing such regulatory change or a change in the transactions that are characterized as life settlement transactions could lead to significantly increased compliance costs, increased liability risk and adversely affect our ability to acquire or sell life insurance policies in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Over the past years, we have seen a dramatic increase in the number of states that have adopted legislation and regulations from model laws promulgated by either the National Association of Insurance Commissioners (NAIC) or by the National Conference of Insurance Legislators (NCOIL). These laws are essentially consumer protection statutes responding to abuses that arose early in the development of our industry, some of which may persist. Today, almost every state has adopted some version of either the NAIC or NCOIL model laws, which generally require the licensing of purchasers of and brokers for life insurance policies, the filing and approval of purchase agreements, and the disclosure of transaction fees. These laws also require various periodic reporting requirements and prohibit certain business practices deemed to be abusive. State statutes typically provide state regulatory agencies with significant powers to interpret, administer, and enforce the laws relating to the purchase of life insurance policies. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways, or issue new administrative rules, any of which could be generally adverse to our industry. Because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new regulation would specifically involve.

Under the new Presidential administration and U.S. Congress, we expect that there may be many changes to existing U.S. laws, regulations, and standards. Because of the uncertainty regarding existing law, we cannot quantify or predict with any certainty the likely impact of such change on our business model, prospects, financial condition or results of operations. We cannot assure you as to the ultimate content, timing, or effect of changes, nor is it possible at this time to estimate the impact of any such potential legislation.

We may have exposure to greater than anticipated tax liabilities.

Our income tax obligations are based in part on our corporate operating structure and intercompany arrangements, including the manner that we own our life settlements and the valuations of our intercompany transactions. The tax laws applicable to our business, including the laws of the United States, Ireland and other jurisdictions, are subject to interpretation and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax proceeds from companies. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for intercompany arrangements and ownership of life settlements, which could increase our effective tax rate and harm our financial position and results of operations. We are subject to regular review and audit by U.S. federal and state authorities and, from 2014 on, foreign tax authorities. Tax authorities may disagree with certain positions we have taken and any adverse outcome of such a review or audit could have a material negative effect on our financial position and results of operations. In addition, the determination of our provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. In addition, our future income taxes could be adversely affected by changes in tax laws, regulations, or accounting principles.

Changes in tax laws or tax rulings could materially affect our financial position and results of operations.

The U.S., Ireland and many countries in the European Union, are actively considering changes to existing tax laws. Certain proposals, including proposals with retroactive effects, could include recommendations that would significantly increase our tax obligations where we do business or where our subsidiaries own life insurance policies. Any changes in the taxation of either international business activities or ownership of life settlements may increase our effective tax rate and harm our financial position and results of operations and, under certain circumstances, may constitute an event of default under the White Eagle Revolving Credit Facility.

Our former structured settlements business may expose us to future claims or contingent liabilities.

Pursuant to the terms of the asset purchase agreement we entered into in connection with the sale of our structured settlements business, we sold substantially all of that business’ operating assets while retaining substantially all of its liabilities. In addition, we agreed to indemnify the purchaser for certain breaches of representations and warranties regarding us and various aspects of that business. Many of our indemnification obligations are subject to time and maximum liability limitations, however, in some instances our indemnification obligations are not subject to any limitations. Significant indemnification claims by the purchaser or other claims or contingent liability related to our former structured settlement business could materially and adversely affect our business, financial condition and results of operations.

Failure to maintain the security of personally identifiable and other information, non-compliance with our contractual or other legal obligations regarding such information, or a violation of our privacy and security policies with respect to such information, could adversely affect us.

In connection with our business, we collect and retain significant volumes of certain types of confidential, information, including personally identifiable and other information pertaining to insureds and counterparties. The Company retains such confidential information in various electronic systems, including computer systems, networks, data processing and administrative systems, and communication systems. The Company tries to maintain physical, administrative, and technical safeguards to protect the information, and it relies on commercial technologies to maintain the security of its systems and to maintain the security of its transmission of such information internally and externally.

An intentional or unintentional breach or compromise of the security measures of the Company or such other parties could result in the disclosure, misappropriation, misuse, alteration or destruction of the confidential information retained by or on behalf of the Company, or the inability of the Company to conduct business for an indeterminate amount of time. Any of these events or circumstances could damage the Company’s business and reputation, and adversely affect its financial condition and results of operations by, among other things, causing harm to the Company’s business operations, reputation and customers, deterring customers and others from doing business with the Company, subjecting the Company to significant regulatory, civil, and criminal liability, and requiring the Company to incur significant legal and other expenses. It is possible that we may not be able to anticipate and implement effective preventative or detective measures against security breaches of all types because the techniques used change frequently or are not recognized until launched and because cyber-attacks can originate from a wide variety of sources or parties. Those parties may also attempt to fraudulently induce employees, customers or other users of our system to deliberately or inadvertently disclose sensitive information in order to gain access to our data or that of our customers or clients.

The legal, regulatory and contractual environment surrounding information security and privacy is constantly evolving and may subject the Company to heightened legal standards, new theories of liability and material claims and penalties that we cannot currently predict or anticipate. As cyber threats and applicable legal standards continue to evolve, the Company may be required to expend significant additional resources to continue to modify or enhance our protective measures and computer systems, and to investigate and remediate any information security vulnerabilities. Also, a significant actual or potential theft, loss, fraudulent use or misuse of customer, counterparty, employee or our data by cybercrime or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could adversely impact our reputation and could result in significant costs, fines, penalties, litigation or regulatory action.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement or post-effective amendment we may file with the U.S. Securities and Exchange Commission (“SEC”) in the future, and the documents and reports that we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements are subject to risks and uncertainties. All statements other than statements of historical fact included or incorporated by reference in this prospectus and in any prospectus supplement or post-effective amendment we may file with the SEC in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our company and our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, results may prove to be materially different. Unless otherwise required by law, we disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus.

Factors that could cause our actual results to differ materially from those indicated in our forward-looking statements include, but are not limited to, the following:

•                  our ability to continue as a going concern and avoid a bankruptcy, insolvency or other court supervised or out-of-court reorganization proceeding;

•                  our ability to maintain rights in the policies that serve as our primary assets and are the collateral under various debt instruments to which we are a party;

•                  our ability to continue to make premium payments on the life insurance policies that we own whether due to increases in premiums on, or the cost of insurance of, life insurance policies that we own or otherwise;

•                  inaccurate estimates regarding the likelihood and magnitude of death benefits related to life insurance policies that we own;

•                  changes in mortality rates and inaccurate assumptions about life expectancies and other changes to actuarial life expectancy tables;

•                  lack of mortalities of insureds of the life insurance policies that we own;

•                  the effect on our financial condition as a result of any lapsed of life insurance policies;

•                  our ability to sell the life insurance policies we own at favorable prices, if at all;

•                  revolving credit facility limitations and restrictions on our ability to receive distributions of life insurance policy proceeds pledged as collateral;

•                  delays in the receipt of death benefits from our portfolio of life insurance policies;

•                  increases to the discount rates used to value the life insurance policies that we own;

•                  costs related to obtaining death benefits from our portfolio of life insurance policies;

•                  deterioration of the market for life insurance policies and life settlements;

•                  increased carrier challenges to the validity of our life insurance policies;

•                  challenges to the ownership of the policies in our portfolio;

•                  deterioration in the credit worthiness of the life insurance companies that issue the policies included in our portfolio;

•                  liabilities associated with our legacy structured settlement business;

•                  our ability to meet our debt service obligations;

•                  our ability to obtain future financings on favorable terms, or at all;

•                  our ability to continue to comply with the covenants and other obligations, including the conditions precedent for additional draws under our revolving credit facility;

•                  adverse court decisions regarding insurable interest and the obligation of a life insurance carrier to pay death benefits or return premiums upon a successful rescission or contest;

•                  regulation of life settlement transactions as securities;

•                  disruption of our information technology systems;

•                  cyber security risks and the threat of data breaches including any failure to maintain the security of personally identifiable information pertaining to insureds and counterparties;

•                  our ability to maintain a listing or quotation on a national securities exchange or automated quotation system;

•                  loss of the services of any of our executive officers;

•                  our ability to manage the process of exploring strategic alternatives;

•                  adverse developments in capital markets;

•                  changes in laws and regulations;

•                  the effects of United States involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts; and

•                  changes in national and global macro-economic conditions including increasing inflation and increasing interest and tax rates among other conditions.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. See “Risk Factors” above and in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 as well as any periodic report, prospectus supplement or post-effective amendment we may file with the SEC in the future. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties. We caution you that the important factors referenced above may not contain all of the factors that are important to you.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered shares of Common Stock and Notes, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information concerning the process by which the Selling Stockholders may make such sales and “Capitalization” for information about the capitalization of the Company which may affect the pricing of the Securities.

DESCRIPTION OF CAPITAL STOCK

As of September 13, 2017, our authorized capital stock consisted of 415,000,000 shares of common stock, par value $0.01 per share, and 40,000,000 shares of undesignated preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of September 13, 2017, 156,505,118 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our amended articles of incorporation and bylaws. The following summary of certain provisions of our Notes does not purport to be complete and is subject to and is qualified in its entirety by our New Convertible Note Indenture.  This description is only a summary. For more detailed information, you should refer to the exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find Additional Information.”

Common Stock

Each holder of our common stock is entitled to one vote for each share held by such holder on all matters to be voted upon by our shareholders, and there are no cumulative voting rights. Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our amended articles of incorporation authorize the issuance of shares of up to 40,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Warrants

On February 11, 2011, three shareholders received warrants that may be exercised for up to a total of 4,240,521 shares of the Company’s Common Stock at a weighted average exercise price of $14.51 per share. The warrants will expire seven years after the date of issuance and are exercisable as they fully vest. At June 30, 2017, all 4,240,521 warrants remained outstanding.

As part of the consideration to settle a class action litigation arising in connection with the investigation by the U.S. Attorney’s Office for District of New Hampshire into the Company’s now legacy premium finance business, we issued warrants to purchase up to 2,000,000 million shares of our Common Stock. The warrants were distributed in October 2014 and have a five-year term from the date they were distributed to the class participants with an exercise price of $10.75. The Company is obligated to file a registration statement to register the shares underlying the warrants with the SEC if shares of the Company’s Common Stock have an average daily trading closing price of at least $8.50 per share for a 45 day period. The warrants will be exercisable upon effectiveness of the registration statement. At June 30, 2017, all 2,000,000 warrants remained outstanding.

On July 28, 2017, we issued the Warrants to purchase 42,500,000 shares of our Common Stock at an exercise price of $0.20 per share. The Warrants expire eight years after the date of issuance, with 41% of the shares being immediately exercisable and the remaining shares exercisable upon reaching certain milestones related to the conversion of the Company’s Notes.  The number of shares is subject to anti-dilution adjustment provisions.

Anti-Takeover Effects of Florida Law and Our Articles of Incorporation and Bylaws

Certain provisions of Florida law, our articles of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the shareholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. Our amended articles of incorporation prohibit our shareholders from acting without a meeting by written consent. Our amended articles further require holders of not less than 50% of the voting power of our Common Stock to call a special meeting of shareholders. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Certain Provisions of Florida Law

We are subject to anti-takeover provisions that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

Florida Insurance Code. One of our subsidiaries, Imperial Life Settlements, LLC, a Delaware limited liability company, is licensed as a viatical settlement provider and regulated by the Florida Office of Insurance Regulation. As a Florida viatical settlement provider, Imperial Life Settlements, LLC is subject to regulation as a specialty insurer under certain provisions of the Florida Insurance Code. Under applicable Florida law, no person can acquire, directly or indirectly, 10% or more of the voting securities of a viatical settlement provider or its controlling company, including Emergent Capital, Inc., without the written approval of the Florida Office of Insurance Regulation.

The Florida Office of Insurance Regulation may disapprove an acquisition of beneficial ownership of 10% or more of our voting securities by any person who refuses to apply for or otherwise does not obtain regulatory approval of such acquisition. In addition, if the Florida Office of Insurance Regulation determines that any person has acquired 10% or more of our voting securities without obtaining regulatory approval, it may order that person to cease the acquisition and divest itself of any shares of such voting securities which may have been acquired in violation of the applicable Florida law. The Florida Office of Insurance Regulation may also suspend or revoke Imperial Life Settlements, LLC’s license if it finds that an acquisition of our voting securities was made in violation of the applicable Florida law and would render the further transaction of its business hazardous to its customers, creditors, shareholders or the public.

Indemnification and Limitation of Liability

The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of the Florida Business Corporation Act require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers, directors and employees under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation.

Our bylaws provide for the indemnification of directors, officers, employees and agents and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director, officer, employee or agent was a party to by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or at our request, a director, officer, employee or agent of another entity. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director, officer, employee or agent against liability asserted against the director, employee or agent in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to us or to any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law (unless the director had reasonable cause to believe that such conduct was lawful or had no reasonable cause to believe such conduct was unlawful), transactions in which the director derived an improper personal benefit, transactions involving unlawful distributions, and conscious disregard for the best interest of the corporation or willful misconduct (only if the proceeding is by or in the right of the corporation). As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Common Stock is listed on the OTC Market Group’s OTCQB market under the ticker symbol “EMGC.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents (on a restricted and non-restricted basis) and describes our capitalization as of June 30, 2017 (i) on an actual basis and (ii) on an “as adjusted” basis to give effect the entry into of the Transactions described in this prospectus including (1) the completion of the Exchange Offer, (2) the completion of the Senior Note Purchase Agreement and issuance of New Senior Secured Notes, (3) the consummation of the Common Stock Purchase Agreement, (4) the completion of the Rights Offering, (5) the issuance of the Warrants (6) the payment of a dividend and (7) the issuance of an additional 12.5 million shares of Common Stock and $5.0 million in New Senior Secured Notes on August 11, 2017. Debt is presented at the face value of the underlying debt.

You should read this table in conjunction with our audited financial statements for the year ending December 31, 2016, and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” each of which is incorporated by reference into this prospectus as well as the information set forth in this prospectus under the captions “Use of Proceeds,” and “Our Existing Indebtedness.”

	As of June 30, 2017 (Dollars in thousands)
	Actual	As Adjusted (unaudited)
Cash and cash equivalents
Cash and cash equivalents (operating)	$623	$40,423
Cash and cash equivalents (restricted)	$22,042	$22,042
Notes Outstanding:
8.5% Senior Unsecured Convertible Notes Due 2019 (Old Notes)(1)	$66,061	$1,074
5.0% Senior Unsecured Convertible Notes Due 2023 (New Unsecured Notes)(2)	—	$75,837
15.0% Senior Secured Notes Due 2018 (Old Secured Notes)	$29,482	—
8.5% Senior Secured Notes Due 2021 (New Secured Notes)(3)	—	$35,000
Senior Secured Credit Agreements:
White Eagle Revolving Credit Facility	$304,874	$304,874
Total debt outstanding	$400,417	$416,785
Stockholders’ equity:
Common stock (80,000,000 authorized; 29,021,844 issued and 28,413,844 outstanding, actual;(4) 455,000,000 authorized; 199,021,844 issued and 198,413,844 outstanding, as adjusted)	$290	$1,990
Additional paid in capital(5)	$307,860	$342,659
Accumulated deficit(5)(6)	$(137,342)	$(147,785)
Treasury Stock	$(2,534)	$(2,534)
Total stockholders’ equity	$168,274	$194,331
Total capitalization	$568,691	$611,115

(1) The $1.1 million is shown net of embedded conversion options in the Notes which was separately accounted for under ASC 815 as well as debt issuance cost as required by ASC 835-30.

(2)                                 The $75.8 million shown is the face value of the New Unsecured Notes. However, under ASC 470-20 and ASC 815, the bifurcation of an embedded derivative related to the conversion features of the New Unsecured Notes may be required and, accordingly, the carrying value of the New Unsecured Notes at issuance may be less than the face value of the New Unsecured Notes.

(3)                                 The $35.0 million shown is the face value of the New Senior Secured Notes and does not give effect to debt issuance cost as required by ASC 835-30.

(4)                                 The number of shares shown as issued and outstanding in the table above excludes:

•                  37,918,483 shares of our Common Stock issuable upon conversion of the New Unsecured Notes;

•                  an aggregate of 605,227 shares of our Common Stock issuable upon the exercise of options outstanding as of June 30, 2017, having a weighted-average exercise price of $8.66 per share;

•                  an aggregate of 4,240,521 shares of our Common Stock issuable upon the exercise of warrants outstanding as of June 30, 2017, having a weighted-average exercise price of $14.51 per share;

•                  an aggregate of 200,000 shares of our Common Stock issuable upon the vesting of restricted stock unvested as of June 30, 2017;

•                  up to an aggregate of 2.0 million shares of Common Stock issuable upon the exercise of warrants issued pursuant to the class action litigation settlement arising in connection with the investigation by the U.S. Attorney’s Office for District of New Hampshire into the Company’s now legacy premium finance business with an exercise price of $10.75 and a term of five years from the date they were distributed to the class participants.

(5)                                 The amount shown does not include impact of possible bifurcation of embedded derivative of New Unsecured Notes as required by ASC 470-20 and ASC 815 and approximately $476,000 in additional interest to recognize the full value of the New Convertible Note due to interest paid-in-kind at closing of the July 28, 2017 transactions.

(6)                                 The amount includes approximately $10.0 million associated with early extinguishment of the 8.50% Senior Unsecured Convertible Notes Due 2019 and the Old Secured Notes inclusive of embedded derivative discount, debt issuance cost and prepayment penalty of 5% on the Old Secured Notes.

DESCRIPTION OF NOTES

We issued the Notes under an indenture (the “New Convertible Note Indenture”) dated as of July 28, 2017 between us and U.S. Bank National Association, as trustee, registrar, paying agent and conversion agent (the “trustee”). The terms of the Notes include those expressly set forth in the New Convertible Note Indenture and those made part of the New Convertible Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the New Convertible Note Indenture from us as described under “Where You Can Find Additional Information.”

The following description is a summary of the material provisions of the Notes and the New Convertible Note Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the New Convertible Note Indenture, including the definitions of certain terms used in the New Convertible Note Indenture. We urge you to read the Notes and the New Convertible Note Indenture because they, and not this description, define your rights as a holder of the Notes.

For purposes of this description, references to “the Company,” “Emergent,” “we,” “our” and “us” refer only to Emergent Capital, Inc. and not to any of its current or future subsidiaries.

General

The Notes are:

•                  our general unsecured, senior obligations;

•                  limited to an aggregate principal amount of $75,838,966 of which $72,238,000 are $1,000 denominated Notes and $3,598,966 are $1 denominated Notes;

•                  bear cash interest from July 28, 2017 at an annual rate of 5.00%, payable in arrears on February 15 and August 15 of each year, beginning on August 15, 2017;

•                  subject to purchase by us for cash at the option of the holders following a fundamental change (as defined in the New Convertible Note Indenture) and to redemption by us at our option on or after a specified date and subject, in certain cases, to certain requirements;

•                  scheduled to mature February 15, 2023 unless earlier converted, redeemed or repurchased;

•                  effectively subordinated to our obligations pursuant to our existing and future secured Indebtedness under the White Eagle Revolving Credit Facility, Old Secured Notes, and the New Secured Notes, in each case, to the extent of the value of the collateral securing such Indebtedness;

•                  structurally subordinated to all existing and future obligations and liabilities of our subsidiaries that are not guarantors of the Notes and to claims of holders of Preferred Stock, if any, of our Subsidiaries that are not guarantors of the Notes; and

•                  issued in registered form in denominations of $1,000 and in denominations of $1 and are issued in book-entry form and represented by one or more permanent global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (DTC), but in certain limited circumstances may be deposited with an alternative custodian or issued in definitive form and represented by physical, certificated notes. See “—Book-entry and Clearance.”

Holders may convert their Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate is subject to adjustment if certain events occur. You will not receive any separate cash payment for interest (including additional interest)

accrued and unpaid to the conversion date except under the limited circumstances described below. The New Convertible Note Indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change,” the New Convertible Note Indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit or perceived credit as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We do not intend to apply for the Notes to be listed on any securities exchange.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of and interest on Notes evidenced by a global note in immediately available funds to The Depository Trust Company (“DTC”) or its nominee, as the case may be, as the registered holder of such global note, and, in limited circumstances, to an alternative custodian arranged in advance with us.

We will pay the principal of any certificated Notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes. Interest (including additional interest, if any) on certificated Notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of Notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated Notes may transfer or exchange Notes at the office of the registrar in accordance with the New Convertible Note Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Notes, but we, the trustee, or the registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the New Convertible Note Indenture. We are not required to transfer or exchange any Note surrendered for conversion.

The registered holder of a Note will be treated as the owner of it for all purposes.

Interest

The Notes bear cash interest at a rate of 5.00% per year until maturity. Interest on the Notes will accrue from July 28, 2017 or from the most recent date on which interest has been paid or duly provided for. Interest (including additional interest, if any) will be payable semiannually in arrears on August 15 and February 15 of each year, beginning on August 15, 2017.

Interest (including additional interest, if any) will be paid to the person in whose name a Note is registered at the close of business on August 1 or February 1, as the case may be, immediately preceding the relevant interest payment date. Interest (including additional interest, if any) on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the stated maturity date or any earlier required repurchase date would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest (including any additional interest) on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banks or trust companies in New York, New York are authorized or required by law or executive order to be closed.

References to interest in this prospectus include additional interest, if any, payable upon our election to pay additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The Notes are our unsecured and unsubordinated obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all our existing and future indebtedness that is not so subordinated. The Notes effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes are structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, our assets that are pledged as security for any of our secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. If some of our assets then secure other indebtedness, we advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the purchase price if a holder requires us to repurchase the Notes following a fundamental change as described below.

Optional Redemption by the Company

We may redeem all, but not less than all, of the Notes provided that the last reported sale price of our Common Stock for 15 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice exceeds 120% of the applicable conversion price in effect on each such trading day. The redemption price will equal the sum of 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. Notwithstanding the foregoing, if we set a redemption date between a regular record date and the corresponding interest payment date, we will not pay accrued interest to any redeeming holder, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such a regular record date. Any Notes redeemed by us will be paid for solely in cash, solely in shares of Common Stock or in a combination of cash and shares of Common Stock, at our sole discretion. If the Company elects a cash settlement, the Company will pay cash equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, plus additional interest, if any, to the applicable Redemption Date. If the Company elects a Physical Settlement, for each $1,000 principal amount of Notes redeemed, the Company will deliver a number of shares of Common Stock equal to the Redemption Conversion Rate, together with any cash payment for any fractional shares of Common Stock based on the Redemption Conversion Price. If the Company elects a Combination Settlement, the Company shall deliver in respect of each $1,000 of principal amount of Notes that the Company has specified will be redeemed in cash a cash amount equal to 100% of the principal amount of such Notes plus accrued and unpaid interest thereon and additional interest, if any, to the applicable Redemption Date and with respect to the remaining portion of such new Notes to be redeemed in shares of Common Stock, shares of Common Stock at the Redemption Conversion Rate, together with a cash payment for any fractional shares of Common Stock, which cash payment shall be based on the Redemption Conversion Price.

To the extent a holder converts its Notes “in connection” with our election to redeem the Notes pursuant to the preceding paragraph, we will increase the conversion rate as set forth below under “—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change.”

In addition, holders will be entitled to accrued and unpaid interest to, but not including, the redemption date.

Redemption Procedures

We will give notice of redemption not more than 60 calendar days but not less than 30 scheduled trading days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

•                  That the redemption price will be paid solely in cash, solely in shares of Common Stock or in a combination of cash and shares of Common Stock;

•                  That you have a right to convert the Notes called for redemption, and the conversion rate then in effect; and

•                  The date on which your right to convert the Notes called for redemption will expire.

Conversion Rights

General

Except as described below, holders may convert their Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The Notes may be converted into shares of our Common Stock initially at a conversion rate of (x) 500 shares of Common Stock per $1,000 principal amount of Notes or (y) 0.50 shares of Common Stock per $1 principal of Notes (equivalent to a conversion price of $2.00 per share of Common Stock). The trustee will act as the conversion agent.

Conversion upon Specified Transactions

If we are party to a consolidation, merger, binding share exchange or a sale, lease or other transfer of all or substantially all of our consolidated assets pursuant to which all of our shares of Common Stock are exchanged for cash, securities or other property, then from and after the effective time of the transaction, any conversion of Notes, including the conversion value deliverable in connection with such exchange, will be based on the kind and amount of cash, securities or other property that a holder of Notes would have received if such holder had converted its Notes for our shares of Common Stock immediately prior to the effective time of the transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange or a sale, lease or other transfer of all or substantially all of the consolidated assets of Emergent involves a transaction that causes our shares of Common Stock to be converted into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our shares of Common Stock that affirmatively make such an election.

Payment of Principal and Interest Upon Conversion

Upon conversion of the Notes, you will not receive any separate cash payment for accrued and unpaid interest (including additional interest, if any), except as described below. We will not issue fractional shares of our Common Stock upon conversion of Notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price (as defined below) of the Common Stock on the relevant conversion date. Our delivery to you of the full number of shares of our Common Stock together with any cash payment for any fractional share, into which a Note is convertible will be deemed to satisfy in full our obligation to pay:

•                  the principal amount of the Note; and

•                  accrued and unpaid interest (including additional interest, if any) to, but not including, the conversion date.

As a result, accrued and unpaid interest (including additional interest, if any) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if Notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such Notes at 5:00 p.m., New York City time, on such record date will receive the interest (including additional interest, if any) payable on such Notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest (including additional interest, if any) payable on the Notes so converted on such following interest payment date; provided that no such payment need be made:

•                  for conversions following the record date immediately preceding the maturity date;

•                  if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•                  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our Common Stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

The “last reported sale price” of our Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national securities exchange on which our Common Stock is traded. If our Common Stock is not listed for trading on a U.S. national securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our Common Stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our Common Stock is listed or admitted for trading. If our Common Stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

“Trading day” means a day on which (i) trading in the Common Stock generally occurs on the OTCQB or, if the Common Stock is not then quoted on the OTCQB, on the other trading market on which the Common Stock is then quoted or traded, and (ii) a last reported sale price for the Common Stock is available on such trading market. If the Common Stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a business day.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•                  complete and manually sign the conversion notice on the back of the Note, or a facsimile of the conversion notice;

•                  deliver the conversion notice, which is irrevocable, and the Note to the conversion agent;

•                  if required, furnish appropriate endorsements and transfer documents;

•                  if required, pay all transfer or similar taxes; and

•                  if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above is the conversion date under the New Convertible Note Indenture.

If a holder has already delivered a purchase notice as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a Note, the holder may not surrender that Note for conversion until the holder has withdrawn the notice in accordance with the New Convertible Note Indenture.

Payment Upon Conversion

Upon conversion of the Notes, we will deliver to a converting holder a number of shares of our Common Stock equal to (i) the aggregate principal amount of Notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. We will deliver such shares of Common Stock on the third business day immediately following the relevant conversion date. We will deliver cash in lieu of any fractional share of Common Stock issuable upon conversion based upon the last reported sale price on the relevant conversion date.

Except as described under “—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change,” we will pay and/or deliver the consideration due upon conversion on the third business day immediately following the Conversion Date.

We will not issue fractional shares of our Common Stock upon conversion of the Notes. Instead, we will pay cash in lieu of any fractional share based on the closing sale price of our Common Stock on the relevant conversion date.

Each conversion will be deemed to have been effected as to any Notes surrendered for conversion on the date the requirements set forth in the New Convertible Note Indenture have been satisfied as to such Notes; provided, however, a converting noteholder will become the record holder of any shares of our Common Stock due upon such conversion as of the relevant conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the Notes participate at the same time and upon the same terms as holders of our Common Stock and solely as a result of holding the Notes, in any such transactions under clauses (1) (but only with respect to stock dividends or distributions), (2), (3) and (4) below without having to convert their Notes as if they held the full number of shares issuable upon conversion of their Notes.

(1)                                 If we exclusively issue shares of our Common Stock as a dividend or distribution on shares of our Common Stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0	=

the conversion rate in effect immediately prior to the open of business on the record date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1	=	the conversion rate in effect immediately after the open of business on such record date or effective date;
OS0	=	the number of shares of our Common Stock outstanding immediately prior to the open of business on such record date or effective date; and
OS1	=	the number of shares of our Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

(2)                                 If we issue to all or substantially all holders of our Common Stock any rights or warrants entitling them for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our Common Stock, at a price per share less than the average of the last reported sale prices of our Common Stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration to the conversion rate that would be in effect had the adjustment been made on the basis of delivery of only the number of shares of Common Stock actually delivered:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the record date for such issuance;
CR1	=	the conversion rate in effect immediately after the open of business on such record date;
OS0	=	the number of shares of our Common Stock outstanding immediately prior to the open of business on such record date;
X	=	the total number of shares of our Common Stock issuable pursuant to such rights or warrants; and
Y	=

the number of shares of our Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our Common Stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3)                                 If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our Common Stock, excluding

•                  dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•                  dividends or distributions paid exclusively in cash; and

•                  spin-offs to which the provisions set forth below in this clause (3) shall apply; then the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the record date for such distribution;
CR1	=	the conversion rate in effect immediately after the open of business on such record date;
SP0	=	the average of the last reported sale prices of our Common Stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the record date for such distribution; and

FMV	=

the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our Common Stock on the record date for such distribution.

If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of Common Stock is not less than the average of the last reported sales prices of our Common Stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the record date for such distribution, in lieu of the foregoing adjustment, each holder of a Note shall receive, at the same time and upon the same terms as holders of our Common Stock, the amount and kind of securities or assets or property such holder would have received if such holder owned a number of shares of our Common Stock equal to that which be issued upon conversion in full of the Notes held by such holder, using the conversion rate in effect on the record date for the distribution of the securities or assets.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Common Stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit and such shares of capital stock or similar equity interests are listed for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1	=	the conversion rate in effect immediately after the end of the valuation period;
FMV0	=

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our Common Stock applicable to one share of our Common Stock over the first 10 consecutive trading-day period after, and including, the record date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our Common Stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the record date for such spin-off (including such record date as one trading day) and the conversion date in determining the applicable conversion rate.

(4)                                 If any annual cash dividend or distribution is made to all or substantially all holders of our Common Stock during any annual fiscal period, the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0	=	the last reported sale price of our Common Stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per share we distribute to holders of our Common Stock.

(5)                                 If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the last reported sale price of our Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0	=

the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=

the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0	=	the number of shares of our Common Stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1	=

the number of shares of our Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=

the average of the last reported sale prices of our Common Stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our Common Stock or any securities convertible into or exchangeable for shares of our Common Stock or the right to purchase shares of our Common Stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of share combination).

To the extent permitted by law and applicable trading market rules, we may, from time to time, increase the conversion rate for a period of at least 20 business days if our board of directors determines that such an increase would be in our best interests. Any such determination by our board of directors will be conclusive. We will give holders at least 15 business days’ notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Common Stock resulting from any distribution of Common Stock or similar event. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our Common Stock or rights to purchase shares of our Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

With respect to any rights plan that we implement after the date of the New Convertible Note Indenture, to the extent that such rights plan is in effect upon conversion of the Notes into Common Stock, you will receive, in addition to the shares of Common Stock received in connection with such conversion, the rights under the rights plan with respect to such Common Stock, unless prior to any conversion, the rights have separated from our Common Stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our Common Stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•                  upon the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Common Stock under any plan;

•                  upon the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•                  upon the issuance of any shares of our Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

•                  upon the exercise of up to 2.0 million warrants to purchase shares of our Common Stock that were issued in connection with the settlement of the class actions arising in connection with the investigation by the U.S. Attorney’s Office for District of New Hampshire into the Company’s now legacy premium finance business;

•                  upon the transfer of any life settlements to a subsidiary;

•                  for a change in the par value of our Common Stock; or

•                  for accrued and unpaid interest (including additional interest, if any).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any Notes.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•                  any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•                  a consolidation, merger or combination involving us; or

•                  a sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries (other than a transfer of any life settlements or other assets to a subsidiary), or any statutory share exchange, in each case, the result of which shares of our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of a Note, or each $1.00 denominated Note, will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We agreed in the New Convertible Note Indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Certain Other Adjustments

Whenever any provision of the New Convertible Note Indenture requires us to calculate last reported sale prices over a span of multiple days, our board of directors will make appropriate adjustments to such prices, the conversion rate, or the amount due upon conversion to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change

If (i) a “fundamental change” (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in clause (2) of the definition thereof) or (ii) we call the Notes for redemption as described under “—Optional Redemption by the Company”(either event, a “make-whole fundamental change”) that occurs prior to maturity and a holder elects to convert its Notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “additional shares”), as described below. A conversion of Notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change described in clause (i) above if the notice of conversion of the Notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of an event that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th calendar day immediately following the effective date of such make-whole fundamental change). A conversion of Notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change described in clause (ii) above if the notice of conversion of the Notes is received by the conversion agent from, and including, the date of issuance of a notice of redemption as described under “—Optional Redemption by the Company—Redemption Procedures,” for a provisional redemption described under “—Optional Redemption by the Company” up to the close of business on the third business day immediately preceding the relevant redemption date. In the event that a conversion of Notes occurs in connection with two concurrent make-whole fundamental changes under clauses (i) and (ii) above, a holder of any such Notes to be converted will be entitled to an increase in the conversion rate based on the first to occur effective date of such make-whole fundamental changes.

Upon surrender of Notes for conversion in connection with a make-whole fundamental change, we will deliver shares of our common stock as described under “—Conversion Rights—Payment Upon Conversion,” calculated based on the conversion rate as adjusted by the additional shares. However, if, at the effective time of such transaction, the reference property as described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above is comprised entirely of cash, then, for any conversion of Notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the conversion rate (including any adjustment additional shares) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change referred to in clause (i) above and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the 10 trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change. In connection with a make-whole fundamental change triggered by a redemption of the Notes as described under “—Optional Redemption by the Company,” the effective date of such make-whole fundamental change will be the date on which we deliver notice of the redemption.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rights—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of Notes for each stock price and effective date set forth below:

				Stock Price
	$0.32	$1.00	$2.00	$3.00	$4.00	$5.00	$10.00	$20.00
04/01/17	2625.0000	575.9000	197.0000	107.4000	72.7750	55.2400	25.9400	12.8800
04/01/18	2625.0000	561.6000	179.0500	93.5000	62.2500	47.0000	22.1200	11.0050
04/01/19	2625.0000	547.1000	158.8500	78.0667	50.8500	38.2200	18.1100	9.0300
04/01/20	2625.0000	533.1000	135.6500	60.8000	38.5750	28.9600	13.9000	6.9000
04/04/21	2625.0000	520.1000	108.1000	41.3667	25.5250	19.3600	9.4800	4.7400
04/01/22	2625.0000	509.1000	72.8500	19.7333	12.3750	9.7200	4.8500	2.4250
04/01/23	2625.0000	500.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•                  If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•                  If the stock price is greater than $20.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•                  If the stock price is less than $0.32 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

For any $1.00 denominated Note, the number of additional shares to be received per $1.00 denominated Note for each stock price and effective date will be the number corresponding to such stock price and effective date divided by 1,000.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your Notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000 for $1,000 denominated Notes or any even dollar amount of dollar denominated Notes. The price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest (including any additional interest) to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the Notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any Notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(1)                                 a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)                                 consummation of any share exchange, consolidation or merger of us, or any transaction or series of transactions pursuant to which our Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer (other than encumbrance) in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3)                                 the first day on which a majority of the members of our board of directors does not consist of “continuing directors”;

(4)                                 our shareholders approve any plan or proposal for our liquidation or dissolution; or

(5)                                 our Common Stock (or other common stock into which the Notes are then convertible) ceases to be listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the OTCQX and the OTCQB (or each of their respective successors) (each such market, a “trading market”).

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, (a) if 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a trading market or which will be so traded when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the Notes become convertible into such publicly traded securities, excluding cash payments for fractional shares, and (b) as a result of the consummation of the transactions contemplated by the Master Transaction Agreements or any of the other “Transaction Documents” (as defined in the Master Transaction Agreements).

“Continuing directors” means (i) individuals who on the date of original issuance of the Notes constituted our board of directors (ii) any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the Notes or whose election or nomination for election was previously so approved.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the Notes and the trustee, the conversion agent and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•                  the events causing a fundamental change;

•                  the date of the fundamental change;

•                  the last date on which a holder may exercise the repurchase right;

•                  the fundamental change purchase price;

•                  the fundamental change purchase date;

•                  the name and address of the paying agent and the conversion agent, if applicable;

•                  if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•                  if applicable, that the Notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the New Convertible Note Indenture; and

•                  the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York, New York, or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent if the Notes are in certificated form. If the Notes are not in certificated form, you must comply with DTC’s procedures for tendering interests in global Notes. Your purchase notice must state:

•                  if certificated, the certificate numbers of your Notes to be delivered for purchase;

•                  the portion of the principal amount of Notes to be purchased, which must be $1,000 or a multiple thereof for $1,000 denominated Notes or any even dollar amount of denominated Notes; and

•                  that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the New Convertible Note Indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•                  the principal amount of the withdrawn Notes;

•                  if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•                  the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the Notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities on the fundamental change purchase date sufficient to pay the fundamental change purchase price of Notes for which the holders have tendered and not withdrawn purchase notices, then:

•                  such Notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•                  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including additional interest, if any) upon delivery or transfer of the Notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•                  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•                  file a Schedule TO or any other required schedule under the Exchange Act.

After a Note holder delivers a Fundamental Change Purchase Notice, Notes subject of such notice may not be converted unless either (i) such Fundamental Change Purchase Notice has first been validly withdrawn or (ii) there shall be a default in the payment of the Fundamental Change Purchase Price; provided that the conversion right with respect to such Notes shall terminate at the close of business on the date such default is cured and such Notes are purchased in accordance herewith.

No Notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the Notes other than an event of default that is cured by the payment of the fundamental change purchase price of the Notes.

The put rights of the holders of the Notes could discourage a potential acquirer from acquiring us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer (other than encumbrance) of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. If we fail to purchase the Notes when required following a fundamental change, we will be in default under the New Convertible Note Indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders of our debt to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The New Convertible Note Indenture provides that we will not consolidate with or merge into any other person or convey, lease or transfer (other than encumbrance) all or substantially all of our properties and assets to any person unless:

(1)                                 the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases all or substantially all of our properties and assets, shall (i) be a subsidiary or (ii) be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the Notes and the New Convertible Note Indenture;

(2)                                 immediately after giving effect to such transaction, no default or event of default (each as defined in the New Convertible Note Indenture) shall have occurred and be continuing; and

(3)                                 we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Although these types of transactions are permitted under the New Convertible Note Indenture, certain of the foregoing transactions could constitute a “fundamental change” (as defined above) permitting each holder to require us to purchase the Notes of such holder as described above.

Events of Default

Each of the following is an event of default under the New Convertible Note Indenture:

(1)                                 default in the payment of interest (including additional interest, if any) on any Note when the same becomes due and payable and such default continues for a period of 30 days;

(2)                                 default in the payment of principal or fundamental change purchase price of any Note when the same becomes due and payable, whether at its stated maturity, upon acceleration, upon declaration or otherwise;

(3)                                 failure to comply with our obligation to convert the Notes in accordance with the New Convertible Note Indenture upon exercise of a holder’s conversion right;

(4)                                 failure to give a fundamental change notice when due;

(5)                                 failure to purchase all or any part of the Notes in accordance with the provisions of “—Fundamental Change Permits Holders to Require Us to Purchase Notes;”

(6)                                 failure to perform or observe any other covenant or agreement in the New Convertible Note Indenture with respect to the Notes (other than a covenant or agreement in respect of which our non-compliance would otherwise be an event of default) and such default or breach continues for a period of 60 consecutive days after written notice to us by the trustee or to us and the trustee by the “holders” (as defined in the New Convertible Note Indenture) of 25% or more in aggregate principal amount of the Notes then outstanding;

(7)                                 an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of our subsidiaries for money borrowed in excess of $20.0 million, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 30 days after there shall have been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes then outstanding, a written notice specifying such event of default and requiring that such acceleration be rescinded or annulled or such indebtedness to be discharged;

(8)                                 a final judgment for the payment of $50.0 million or more (excluding any amounts covered by insurance) rendered against us or any significant subsidiary of ours, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

(9)                                 certain events of bankruptcy, insolvency, receivership, rehabilitation or reorganization of us or any of our significant subsidiaries.

If an event of default, other than as described in the next sentence, occurs and is continuing, then, and in each and every such case, except for any Notes the principal of which shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding under the New Convertible Note Indenture, by notice in writing to us (and to the trustee if given by holders), may declare the entire principal amount of all the Notes, and the interest accrued on such Notes, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an event of default described in clause (9) occurs and is continuing with respect to us, then the principal amount of all the Notes then outstanding and interest accrued on such Notes (including additional interest), if any, shall be and become immediately due and payable, without any notice or other action by any holder or the trustee, to the full extent permitted by applicable law.

The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained as provided in the New Convertible Note Indenture, we will pay or will deposit with the trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the Notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing to the trustee and its agents and counsel, and if any and all events of default under the New Convertible Note Indenture, other than the non-payment of the principal of Notes which New Convertible Note Indenture shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the indenture, then and in every such case the holders of a majority in aggregate principal amount of all the Notes then outstanding, by written notice to us and to the trustee, may rescind and annul such declaration and its consequences, but no such rescission and annulment will extend to or shall affect any subsequent default or shall impair any right consequent on such default.

Notwithstanding the foregoing, the New Convertible Note Indenture provides that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) our failure to comply with the similar covenant contained in the New Convertible Note Indenture and described below under the caption “—Reports,” will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes equal to 0.50% per annum of the principal amount of the Notes. If we so elect, such additional interest will be payable on all Notes outstanding on or before the date on which such event of default first occurs. On the 365th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 365th day), the Notes will be subject to acceleration as provided above. The provisions of the New Convertible Note Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the trustee and paying agent of such election on or before the close of business on the business day immediately prior to the date on which such event of default would occur. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding Notes may waive any past defaults (except with respect to nonpayment of principal or interest (including additional interest, if any), with respect to the failure to deliver the consideration due upon conversion, or with respect to any covenant or provision that cannot be modified or amended without the consent of all holders).

Subject to certain restrictions, the holders of at least a majority in aggregate principal amount of the Notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The New Convertible Note Indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

Subject to the provisions of the New Convertible Note Indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the New Convertible Note Indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest (including additional interest, if any) when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder of any Notes may institute any proceeding, judicial or otherwise, with respect to the New Convertible Note Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under the New Convertible Note Indenture, unless:

(i)                                     such holder has previously given to the trustee written notice of a continuing event of default with respect to the Notes;

(ii)                                  the holders of at least 25% in aggregate principal amount of outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the New Convertible Note Indenture;

(iii)                               such holder or holders have offered to the trustee indemnity or security satisfactory to it against any costs, liabilities or expenses (including fees and expenses of its counsel) to be incurred in compliance with such request;

(iv)                              the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v)                                 during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes have not given the trustee a direction that is inconsistent with such written request.

The New Convertible Note Indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest (including additional interest, if any) on any Note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interest of the holders.

Modification and Amendment

The New Convertible Note Indenture allows us and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Notes, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the New Convertible Note Indenture or modifying the rights of the holders of the Notes. However, without the consent of the holders of all the outstanding Notes affected thereby, no supplemental indenture may:

(1)                                 change the stated maturity of the principal of, or interest (including additional interest) on, any Note;

(2)                                 reduce the principal amount of, or the rate of interest (including additional interest) on, any Note;

(3)                                 change any place of payment where, or the currency in which, any Notes or any interest thereon is payable;

(4)                                 impair the right of any holder of a Note to receive payment of principal and interest (including additional interest) on such holder’s Notes when due or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(5)                                 make any change that adversely affects the conversion rights of any holder of Notes;

(6)                                 reduce the redemption price, purchase price or fundamental change purchase price of any Note or amend or modify in any manner adverse to the holders of Notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(7)                                 reduce the percentage in principal amount of the Notes, the consent of whose holders is required for a supplemental indenture, or the consent of whose holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indenture; or

(8)                                 modify any of the foregoing provisions described in clause (7) above except to increase any such percentage or to provide that other provisions of the New Convertible Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.

We and the trustee may amend or supplement the New Convertible Note Indenture or the Notes without notice to or the consent of any holder to, among other things:

(1)                                 add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us; and

(2)                                 cure any ambiguity or make any other provisions that do not adversely affect the interests of the holders of the Notes in any material respect.

The consent of the holders is not necessary under the New Convertible Note Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, we shall give to the holders affected by such amendment, supplement or waiver a notice briefly describing such amendment, supplement or waiver. We will mail supplemental indentures to holders upon request. Any failure to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Discharge

We may satisfy and discharge our obligations under the New Convertible Note Indenture by delivering to the registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and (in the case of conversion) shares of Common Stock, if applicable, sufficient to pay all of the outstanding Notes and paying all other sums payable under the New Convertible Note Indenture by us. Such discharge is subject to terms contained in the New Convertible Note Indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our Common Stock, accrued interest (including additional interest, if any) payable on the Notes and the conversion rate of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon the request of that holder.

Reports

The New Convertible Note Indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).

We intend to file such reports with the SEC in electronic form pursuant to Regulation S-T of the SEC using the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, which shall constitute delivery by us of such reports to the trustee in compliance with the provisions of the New Convertible Note Indenture. The trustee shall have no duty to search for or obtain any electronic or other filings that we make with the SEC, regardless of whether such filings are periodic, supplemental or otherwise.

Trustee

U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent. U.S. Bank National Association in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The New Convertible Note Indenture contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

Governing Law

The New Convertible Note Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Book-entry and Clearance

The Global Notes

The Notes were initially issued in the form of one or more registered Notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes were deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and records maintained by DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the trustee are responsible for those operations or procedures.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York;

•                  a “banking organization” within the meaning of the New York State Banking Law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                  a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the New Convertible Note Indenture. Except as provided below, owners of beneficial interests in a global note:

•                  will not be entitled to have Notes represented by the global note registered in their names;

•                  will not receive or be entitled to receive physical, certificated notes; and

•                  will not be considered the owners or holders of the Notes under the New Convertible Note Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the New Convertible Note Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the New Convertible Note Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including additional interest, if any) and of amounts due upon conversion with respect to the Notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•                  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

•                  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

•                  an event of default with respect to the Notes has occurred and is continuing.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of Common Stock or Notes offered by this prospectus by the Selling Stockholders.  The Selling Stockholders will receive all of the proceeds from this offering. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised for cash with respect to all 42,500,000 shares, would result in gross proceeds to us of approximately $8.5 million. We intend to use any net proceeds from any exercise of the Warrants for operating costs, working capital, and general corporate purposes. The amount and timing of our actual use of proceeds may vary significantly depending upon numerous factors, including the actual amount of proceeds we receive and the timing of when we receive such proceeds. There is no guarantee that the Warrants will be exercised in full or at all, or that the Warrants will be exercised for cash. Under certain conditions set forth in the Warrants, the Warrants are exercisable on a cashless basis. If all of the Warrants are exercised on a cashless basis, we would not receive any cash payment from the exercise of the Warrants.

DIVIDEND POLICY

We have never paid any cash dividends on our Common Stock, and we do not expect to pay any cash dividends on our Common Stock for the foreseeable future. We currently intend to retain any future earnings to finance our operations. Any future determination to pay cash dividends on our Common Stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual, regulatory and other restrictions on the payment of dividends by us or by our subsidiaries to us, and other factors that our board of directors deems relevant.

We are a holding company and have no direct operations. Our ability to pay dividends in the future depends on the ability of our operating subsidiaries to pay dividends to us. Certain of our debt arrangements restrict our ability and the ability of certain of our special purpose subsidiaries to pay dividends and make other restricted payments to holders of our equity. In addition, future debt arrangements may contain certain prohibitions or limitations on the payment of dividends and other restricted payments.

SELLING STOCKHOLDERS

The Securities being registered for resale pursuant to this prospectus were issued, or became issuable, in connection with the respective transactions described above under “Prospectus Summary — The Private Placements and Exchange Offer.” We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights agreements we entered into with the Selling Stockholders in connection with the Private Placement, Exchange Offer, and Additional Private Placement and in part pursuant to the terms of the indenture governing the Convertible Notes.

The following table sets forth, to our knowledge, certain information about the Selling Stockholders. The number and percentage of outstanding shares of common stock beneficially owned before the offering is based on 156,505,118 shares of common stock outstanding as of September 13, 2017, and is calculated on a fully diluted basis, assuming, in the case of the Warrants and the Notes, the issuance of all shares exercisable upon exercise of the Warrants and all shares issuable upon conversion of the Notes. The number and percentage of outstanding shares of Common Stock beneficially owned after the offering listed in the table below is calculated on a fully diluted basis and assumes, in the case of the Warrants and the Notes, the exercise of all of the Warrants and the conversion of all of the Notes into Common Stock.  The number and percentage of outstanding shares of Common Stock beneficially owned after the offering listed in the table below also assumes that all of the Registrable Shares being offered by the Selling Stockholders are sold and that no additional shares of Common Stock are purchased by the Selling Stockholders prior to the completion of or in connection with this offering. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of Common Stock with respect to which the Selling Stockholders have voting and investment power.

The Selling Stockholders may offer from time to time all or some or none of the Securities under this prospectus. We do not know how long the Selling Stockholders will hold the Securities before selling them, if ever, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Securities.  The Selling Stockholders are not making any representation that any of the Securities covered by this prospectus will be offered for sale.

The information set forth below is based on information obtained from the Selling Stockholders and on information in our possession regarding the issuance of the Registrable Shares, the Warrants and the Notes. Except as otherwise indicated in the footnotes below, based on representations made to us by the Selling Stockholders, none of the Selling Stockholders has or within the past three years has had, any position, office or other material relationship with us or any of our affiliates other than as a result of the Selling Stockholders’ beneficial ownership of our Common Stock. Information about the Selling Stockholders may change from time to time. Any changed information will be set forth in a pre-effective or post-effective amendment or a prospectus supplement, if required by applicable law.

	Beneficial Ownership Prior to Offering		Number of Shares of Common	Number of Shares of Common Stock Offered Upon	Number of Shares of Common Stock Offered Upon	Beneficial Ownership After Offering
Name of Selling Stockholder	Number of Shares	Percent	Stock Offered	Exercise of the Warrants	Conversion of the Notes	Number of Shares	Percent
EVERMORE GLOBAL VALUE FUND (1)	21,054,786	8.89%	16,710,000	4,344,786	—	—	—
THE REGENTS OF THE UNIVERSITY OF MICHIGAN (2)	8,788,036	3.71%	6,975,000	1,813,036	—	—	—
SIRIUS INTERNATIONAL INSURANCE CORPORATION (PUBL) (a/c xxx140) (3)	3,314,357	1.40%	2,630,000	684,357	—	—	—
SIRIUS INTERNATIONAL INSURANCE CORPORATION (PUBL) (a/c xxx138) (4)	14,092,821	5.95%	11,185,000	2,907,821	—	—	—
OPAL SHEPPARD OPPORTUNITIES FUND I LP (5)	11,400,000	4.81%	10,000,000	1,400,000	—	—	—
MIMESIS CAPITAL PARTNERS LLC (6)	3,100,000	1.31%	2,500,000	600,000	—	—	—
TIN-REZ CORP. (7)	5,000,000	2.11%	5,000,000	—	—	—	—
INVESTCO I, LLC (8)	17,700,000	7.47%	17,700,000	—	—	—	—
JSARCO, LLC(9)	20,895,038	8.82%	7,320,038	13,575,000	—	—	—
PJC INVESTMENTS, LLC(10)	27,875,000	11.77%	14,300,000	13,575,000	—	—	—
SPECIAL OPPORTUNITIES FUND, INC. (11)	4,969,498	2.10%	1,693,671	640,000	1,603,449	1,032,378	*
OPPORTUNITY PARTNERS, LP (12)	3,208,670	1.35%	1,068,261	236,000	1,011,356	893,053	*
FULL VALUE PARTNERS, LP (12)	2,961,808	1.25%	981,879	232,000	929,575	818,354	*
MCM OPPORTUNITY PARTNERS, LP (12)	348,904	*	109,415	46,000	103,589	89,900	*
CALAPASAS WEST PARTNERS LP (12)	998,875	*	331,707	88,000	314,039	265,129	*
FULL VALUE SPECIAL SITUATIONS FUND, LP (12)	422,804	*	152,607	42,000	144,480	83,717	*
STEADY GAIN PARTNERS, LP (12)	1,822,125	*	608,131	180,000	575,737	458,257	*
MERCURY PARTNERS, LP (12)	1,178,309	*	377,201	136,000	357,110	307,998	*
NANTAHALA CAPITAL PARTNERS LIMITED PARTNERSHIP (13)	702,065	*	468,767	—	233,298	—	—
NANTAHALA CAPITAL PARTNERS II LIMITED PARTNERSHIP (14)	783,568	*	523,476	—	260,092	—	—
NANTAHALA CAPITAL PARTNERS SI, LP (15)	3,559,730	1.50%	2,376,668	—	1,183,062	—	—
SILVER CREEK CS SAV, L.L.C. (16)	910,247	*	607,555	—	302,692	—	—
BLACKWELL PARTNERS LLC - SERIES A (17)	1,776,320	*	1,185,742	—	590,578	—	—
FORT GEORGE INVESMENTS, LLC (18)	5,611,300	2.37%	3,746,694	—	1,864,606	—	—
NORTH STAR PARTNERS, L.P. (19)	11,581,191	4.89%	5,182,947	—	4,906,847	1,491,397	*
ANDREW JONES (20)	12,116,294	5.11%	262,500	—	272,603	1,491,397	*
RANGELEY CAPITAL PARTNERS II, LP (21)	950,150	*	306,500	—	643,650	—	—
RANGELEY CAPITAL SPECIAL OPPORTUNITIES FUND, LP (22)	54,250	*	17,500	—	36,750	—	—
RANGELEY CAPITAL PARTNERS, LP (23)	1,940,600	*	626,000	—	1,314,600	—	—
JOEL LUSMAN (24)	107,262	*	52,741	—	54,521	—	—
IRONSIDES P FUND L.P. (25)	16,136,848	6.81%	—	1,413,206	14,723,642	—	—
IRONSIDES PARTNERS SPECIAL SITUATIONS MASTER FUND II L.P. (26)	5,039,485	2.13%	—	586,794	4,452,691	75	*
INTEGRATED CORE STRATEGIES (US) LLC (27)	2,998,629	1.27%	—	—	2,998,629	—	—
BRENNAN OPPORTUNITIES FUND I LP	12,500,000	5.28%	12,500,000	—	—	—	—

*Represents beneficial ownership of less than one percent.

(1)                                     Includes 4,344,786 shares subject to issuance upon the exercise of Warrants. The securities are held by Evermore Global Advisors, LLC (“Evermore”) on behalf of its investment advisory client, Evermore Global Value Fund, a series of Evermore Funds Trust. Evermore has sole voting and dispositive control over such securities. Matthew Epstein is a senior analyst for Evermore and may be deemed a control person of Evermore. Mr. Epstein is a member of the Company’s Board of Directors.

(2)                                     Includes 1,813,036 shares subject to issuance upon the exercise of Warrants. The securities are held by Evermore on behalf of its investment advisory client, The Regents of the University of Michigan. Evermore has sole voting and dispositive control over such securities. Matthew Epstein is a senior analyst for Evermore and may be deemed a control person of Evermore. Mr. Epstein is a member of the Company’s Board of Directors.

(3)                                     Includes 684,357 shares subject to issuance upon the exercise of Warrants. The securities are held by Evermore on behalf of its investment advisory client, Sirius International Insurance Corporation (Publ) (a/c xxx140).  Evermore has sole voting and dispositive control over such securities. Matthew Epstein is a senior analyst for Evermore and may be deemed a control person of Evermore. Mr. Epstein is a member of the Company’s Board of Directors.

(4)                                     Includes 2,907,821 shares subject to issuance upon the exercise of Warrants. The securities are held by Evermore on behalf of its investment advisory client, Sirius International Insurance Corporation (Publ) (a/c xxx138). Evermore has sole voting and dispositive control over such securities. Matthew Epstein is a senior analyst for Evermore and may be deemed a control person of Evermore. Mr. Epstein is a member of the Company’s Board of Directors.

(5)                                     Includes 1,400,000 shares subject to issuance upon the exercise of Warrants. James Hua is the Manager of OSO Management, LLC, which is the general partner of Opal Sheppard Opportunities Fund I LP. Mr. Hua has voting and dispositive control over such securities. Mr. Hua is a member of the Company’s Board of Directors.

(6)                                     Includes 600,000 shares subject to issuance upon the exercise of Warrants.

(7)                                     Antony Mitchell is an authorized officer of Tin-Rez Corp. and has voting and dispositive control over such securities. Mr. Mitchell is a member of the Company’s Board of Directors.

(8)                                     Steven L. Key is the manager of InvestCo 1, LLC and has voting and dispositive control over such securities.

(9)                                     Includes 13,575,000 shares subject to issuance upon the exercise of Warrants. Joseph E. Sarachek is the principal and manager of TopCo 1, LLC, which is the manager of JSARCo, LLC. Mr. Sarachek has voting and dispositive control over such securities. Mr. Sarachek is a member of the Company’s Board of Directors.

(10)                                Includes 13,575,000 shares subject to issuance upon the exercise of Warrants. Patrick J. Curry is the principal and manager of PJC Investments, LLC and has voting and dispositive control over such securities. Mr. Curry is the Chairman of the Company’s Board of Directors and the Interim Chief Executive Officer of the Company.

(11)                                Includes 640,000 shares subject to issuance upon the exercise of Warrants. Includes 1,603,449 shares subject to issuance upon conversion of the Notes. Bulldog Investors, LLC (“BI”) has voting and dispositive control with respect to such securities. Phillip Goldstein, Andrew Dakos and Steven Samuels are principals of BI and have voting and dispositive control over such securities.  Mr. Dakos is a member of the Company’s Board of Directors and Mr. Golstein served as a member of the Company’s Board of Directors from August 2012 to July 2017.

(12)                                Includes a proportionate amount of the 960,000 shares subject to issuance upon the exercise of Warrants by each such respective fund. Includes a proportionate amount of the 3,435,886 shares subject to issuance upon conversion of the Notes by each such respective fund. BI has sole voting and dispositive control with respect to such securities. Phillip Goldstein, Andrew Dakos and Steven Samuels are principals of BI and of the general partners of each of such investment fund, and are limited partner in certain such funds, and have voting and dispositive control over such securities.  Mr. Dakos is a member of the Company’s Board of Directors and Mr. Golstein served as a member of the Company’s Board of Directors from August 2012 to July 2017.

(13)                                Includes 233,298 shares subject to issuance upon the conversion of the Notes. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of this entity as a General Partner, Sub-Adviser, or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owner or Selling Stockholder that it is the beneficial owner of these shares of common stock or warrants for purposes of Section 13(d) of the Exchange Act or any other purpose.

(14)                                Includes 260,092 shares subject to issuance upon the conversion of the Notes. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of this entity as a General Partner, Sub-Adviser, or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owner or Selling Stockholder that it is the beneficial owner of these shares of common stock or warrants for purposes of Section 13(d) of the Exchange Act or any other purpose.

(15)                                Includes 1,183,062 shares subject to issuance upon the conversion of the Notes. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of this entity as a General Partner, Sub-Adviser, or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owner or Selling Stockholder that it is the beneficial owner of these shares of common stock or warrants for purposes of Section 13(d) of the Exchange Act or any other purpose.

(16)                                Includes 302,692 shares subject to issuance upon the conversion of the Notes. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of this entity as a General Partner, Sub-Adviser, or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owner or Selling Stockholder that it is the beneficial owner of these shares of common stock or warrants for purposes of Section 13(d) of the Exchange Act or any other purpose.

(17)                                Includes 590,578 shares subject to issuance upon the conversion of the Notes. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of this entity as a General Partner, Sub-Adviser, or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owner or Selling Stockholder that it is the beneficial owner of these shares of common stock or warrants for purposes of Section 13(d) of the Exchange Act or any other purpose.

(18)                                Includes 1,864,606 shares subject to issuance upon the conversion of the Notes. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of this entity as a General Partner, Sub-Adviser, or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owner or Selling Stockholder that it is the beneficial owner of these shares of common stock or warrants for purposes of Section 13(d) of the Exchange Act or any other purpose.

(19)                                Includes 4,906,847 shares subject to issuance upon the conversion of the Notes. Andrew Jones is the managing member of NS Advisors, LLC, which is the general partner of North Star Partners, L.P. and has voting and dispositive control over such securities.

(20)                                Includes 272,603 shares subject to issuance upon the conversion of the Notes. Includes 1,491,397 shares beneficially owned by North Star Partners, L.P. Andrew Jones is the managing member of NS Advisors, LLC, which is the general partner of North Star Partners, L.P. and has voting and dispositive control over such securities.

(21)                                Includes 643,650 shares subject to issuance upon the conversion of the Notes.

(22)                                Includes 36,750 shares subject to issuance upon the conversion of the Notes.

(23)                                Includes 1,314,600 shares subject to issuance upon the conversion of the Notes.

(24)                                Includes 54,521 shares subject to issuance upon the conversion of the Notes.

(25)                                Includes 1,413,206 shares subject to issuance upon the exercise of Warrants. Includes 14,723,642 shares subject to issuance upon conversion of the Notes. Robert Knapp is the sole manager of the general partner of Ironsides P Fund L.P. and has voting and dispositive control over such securities. Mr. Knapp is a member of the Company’s Board of Directors.

(26)                                Includes 586,794 shares subject to issuance upon the exercise of Warrants. Includes 4,452,691 shares subject to issuance upon conversion of the Notes. Includes 75 shares subject to issuance upon conversion of the 8.50% Senior Unsecured Convertible Notes due 2019 issued by the Company. Robert Knapp is the sole managing member and sole owner of the sole member and manager of the general partner of Ironsides Partners Special Situations Master Fund II L.P. and has voting and dispositive control over such securities. Mr. Knapp is a member of the Company’s Board of Directors.

(27)                                Includes 2,998,629 shares subject to issuance upon the conversion of the Notes.

PLAN OF DISTRIBUTION

We are registering 207,918,483 shares of Common Stock and $75,836,966 in aggregate principal amount of our Notes under this prospectus on behalf of the Selling Stockholders.  The Selling Stockholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the Registrable Shares and the Notes. We will not receive any of the proceeds from the sale of the Registrable Shares or the Notes by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised for cash with respect to all 42,500,000 shares of Common Stock, would result in gross proceeds to us of approximately $8.5 million. If all of the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants.

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the Selling Stockholders gift, pledge or otherwise transfer the Registrable Shares or Notes offered hereby, such transferees may offer and sell the Registrable Shares or Notes from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of Selling Stockholders under this prospectus.

The Selling Stockholders may use any one or more of the following methods when disposing of Registrable Shares, Notes or interests therein: ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the Registrable Shares or Notes as agent, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; short sales; through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; broker-dealers may agree with the Selling Stockholders to sell a specified number of such Registrable Shares or Notes at a stipulated price; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Registrable Shares or Notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Registrable Shares of Common Stock or the Notes, as applicable, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

In connection with the sale of the Registrable Shares, Notes or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Registrable Shares or the Notes in the course of hedging the positions they assume. The Selling Stockholders may also sell Registrable Shares or Notes short and deliver these securities to close out their short positions, or loan or pledge the Registrable Shares or Notes to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registrable Shares or Notes offered by this prospectus, which Registrable Shares or

Notes such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Registrable Shares or Notes offered by them will be the purchase price of the Registrable Shares or Notes less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Registrable Shares or Notes to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

To the extent required, the Registrable Shares of our Common Stock or our Notes to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the Purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the Securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such Securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such Securities.

In order to comply with the securities laws of some states, if applicable, the Registrable Shares or the Notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Registrable Shares or the Notes may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Registrable Shares or the Notes in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying any applicable prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Registrable Shares and the Notes offered by this prospectus.

The Selling Stockholders and any broker-dealers that act in connection with the sale of the Registrable Shares or the Notes may be deemed to be “underwriters” as the term is defined in Section 2(11) of the Securities Act. Consequently, any commissions received by these broker-dealers and any profit on the resale of the Registrable Shares or the Notes sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

The Selling Stockholders also may resell all or a portion of the Registrable Shares or the Notes in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and satisfy the requirements of that rule.

LEGAL MATTERS

The validity of our Common Stock and our Notes offered by this prospectus will be passed upon for us by Holland & Knight LLP in Tysons, Virginia.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting which are incorporated by reference in this prospectus and elsewhere in this Registration Statement of which this prospectus forms a part have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and periodic reports and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room.

All of our filings with the SEC are also available at no cost on our website, www.emergentcapital.com. In addition, you may request a copy of these filings at no cost, by writing us at Emergent Capital, Inc., Secretary, at 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486 or by calling us at (561) 995-4200.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have incorporated by reference into this prospectus information that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

•                  Our Annual Report on Form 10-K, for the fiscal year ended December 31, 2016;

•                  Our definitive proxy statement, filed on June 9, 2017;

•                  Our Current Reports on Form 8-K, as filed with the SEC on January 4, 2017, January 24, 2017, February 3, 2017, two separate Current Reports on Form 8-K each filed March 17, 2017, March 21, 2017, and April 12, 2017, one Current Report on Form 8-K filed May 15, 2017 (Document 17843510), June 21, 2017, June 22, 2017, June 27, 2017, June 29, 2017, August 1, 2017, August 14, 2017, and August 15, 2017 (excluding the information furnished under Items 2.02 and 7.01 that may be contained therein);

•                  Our Quarterly Report on Form 10-Q filed on May 15, 2017; and

•                  Our Quarterly Report on Form 10-Q filed on August 14, 2017.

We also incorporate by reference into this prospectus all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 (unless we expressly state otherwise) of Form 8-K and exhibits filed on such form that are related to such Items) that are subsequently filed by us the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offer of securities made by this prospectus (including documents filed after the date of the initial Registration Statement of which this prospectus is a part and prior to the effectiveness of the Registration Statement).  These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Report on Form 8-K, as well as proxy statements.  Any statement contained in a document that is incorporated by reference in this prospectus will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

Except as set forth above in this “Incorporation of Certain Information by Reference”, no other information, including any information on our website (other than our filings with the SEC), is incorporated by reference into this prospectus. For additional information on requesting copies of any or all of the reports or documents that have been incorporated by reference into this prospectus, see the section in this offering entitled “Where You Can Find Additional Information.”

You may request a free copy of any document incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in this prospectus) by writing to us at Emergent Capital, Inc., Secretary, at 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486 or by calling us at (561) 995-4200.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material United States federal income tax consequences of the purchase, ownership, conversion, and other disposition of the Notes and our Common Stock. This summary is based upon the U.S. Internal Revenue Code, as amended (the “Code”), its legislative history, existing and proposed Treasury Regulations thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, some of which may be subject to special tax rules that differ significantly from those summarized below, such as:

•                  holders subject to the alternative minimum tax;

•                  banks, insurance companies or other financial institutions;

•                  tax-exempt organizations;

•                  regulated investment companies;

•                  real estate investment trusts;

•                  dealers in securities, commodities or foreign currencies;

•                  traders in securities that elect to use a market-to-market method of accounting for their securities holdings;

•                  foreign persons or entities (except to the extent set forth below);

•                  S-corporations, partnerships or other pass-through entities (except to the extent specifically set forth below);

•                  expatriates and certain former citizens or long-term residents of the United States;

•                  U.S. Holders (as defined below) whose “functional currency” is not the United States dollar; or

•                  persons holding Notes or the Common Stock as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes.

In addition, this summary does not discuss any consequences under estate or gift tax laws or foreign, state, or local tax considerations. This summary applies only to investors who purchase the Notes and Common Stock and hold their Notes and Common Stock as “capital assets,” each as determined for United States federal income tax purposes.

The IRS has issued regulations under Section 385 of the Code that in certain circumstances treat a financial instrument that otherwise would be treated as debt for U.S. federal tax purposes as equity of the issuer of such financial instrument during periods in which such financial instrument is held by certain person related to such issuer. The discussion below assumes that Section 385 of the Code will not apply to treat the Notes as equity for U.S. federal tax purposes. Noteholders should consult with their own tax advisors regarding the effect, if any, of the Section 385 regulations on them.

THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY ARISING UNDER UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE

LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

CLASSIFICATION OF HOLDER

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note or Common Stock that is, for United States federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state or political subdivision thereof;

•                  an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•                  a trust: (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust; or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

A beneficial owner of a Note or Common Stock that is not (i) a U.S. Holder or (ii) an entity or arrangement treated as a partnership for United States federal income tax purposes is referred to herein as a “Non-U.S. Holder.”

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of a Note or Common Stock, whether purchased directly or received as a result of the exercise of a Warrant or the conversion of a Note, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of Notes or Common Stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of Notes and Common Stock, as the case may be.

CONSEQUENCES TO U.S. HOLDERS

Ownership of Notes

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a U.S. Holder of the Notes.

Contingent Payment Debt Instruments.  As described in the heading “Description of Notes—Events of Default”, we may be obligated to pay amounts in excess of stated interest and principal on the Notes in certain events. We intend to take the position that the Notes should not be treated as “contingent payment debt instruments” because of the possibility of such additional payments is remote. This position is based, in part, on the belief that, as of the date of the issuance of the Notes, the possibility that such additional amounts will have to be paid was a “remote” contingency within the meaning of the applicable Treasury Regulations. Assuming such position is respected, any such additional amounts paid to U.S. Holders pursuant to any such event would be taxable as additional amounts at the time the payments are received or accrued, in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes. Our determination that these contingencies are “remote” is binding on U.S. Holders unless they disclose a contrary position in the manner required by applicable Treasury Regulation.

Our determination that the Notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge our determination and the Notes were treated as contingent payment debt instruments, U.S. Holders would be required, among other things: (i) to accrue interest income based on a projected payment schedule and comparable yield determined pursuant to the applicable Treasury Regulations, which may be at a higher rate than the stated interest rate on the Notes, regardless of the holder’s method of tax accounting;

(ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Note; and (iii) treat the entire amount of gain realized upon a conversion of Notes as taxable.

Payments of Qualified Stated Interest.  Qualified stated interest generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The cash interest payable on the Notes generally will be qualified stated interest and will be taxed to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such holder’s method of accounting for U.S. federal income tax purposes. If the issue price of the Notes was less than their stated principal amount on the issue date and the difference was more than a de minimis amount (as set forth in the applicable Treasury Regulations), U.S. Holders will be required to include the difference in income as original issue discount (OID) as it accrues in accordance with a constant yield method.  The Company has taken the position that any difference between the issue price of the Notes and their stated principal amount was a de minimis amount and that the Notes were not be issued with OID for United States federal income tax purposes.

Notes Purchased at a Discount.  A U.S. Holder will be treated as purchasing a Note at a market discount, and the Note will be a market discount Note if:

1.              the U.S. Holder purchases the Note for less than its issue price; and

2.              the difference between the Note’s stated redemption price at maturity and the price paid for the Note is equal to or greater than 1/4 of 1 percent of the Note’s stated redemption price at maturity, multiplied by the number of complete years to the Note’s maturity.

If a Note’s stated redemption price at maturity exceeds the price paid for the Note by less than 1/4 of 1 percent multiplied by the number of complete years to the Note’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable. A U.S. Holder must treat any gain recognized on the maturity or disposition of a market discount Note as ordinary income to the extent of the accrued market discount on the Note. Alternatively, a U.S. Holder may elect to include market discount in income currently over the life of the Note. If a U.S. Holder makes this election, it would apply to all debt instruments with market discount that the U.S. Holder acquires on or after the first day of the first taxable year to which the election applies. A U.S. Holder may not revoke this election without the consent of the IRS. If a U.S. Holder owns a market discount Note and does not make this election, the U.S. Holder would generally be required to defer deductions for interest on borrowings allocable to the Note in an amount not exceeding the accrued market discount on the Note until the maturity or disposition of the Note. If a U.S. Holder owns a market discount Note, the market discount would accrue on a straight-line basis unless an election is made to accrue market discount using a constant-yield method. If a U.S. Holder makes this election, it would apply only to the Note with respect to which it is made and the U.S. Holder may not revoke it. A U.S. Holder would, however, not include accrued market discount in income unless the U.S. Holder elects to do so as described above.

Notes Purchased at a Premium.  If a U.S. Holder purchases a Note for an amount that exceeds its stated redemption price at maturity, the U.S. Holder generally may elect to treat the excess as amortizable bond premium. If a U.S. Holder makes this election, the U.S. Holder would reduce the amount required to be included in the U.S. Holder’s income each year with respect to interest on the Note by the amount of amortizable bond premium allocable to that year, based on a constant yield method. If a U.S. Holder makes an election to amortize bond premium, it would apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that the U.S. Holder holds at the beginning of the first taxable year to which the election applies or that the U.S. Holder thereafter acquires, and the U.S. Holder may not revoke it without the consent of the IRS.

Sale, Exchange, Redemption or other Taxable Disposition of Notes.  Except as provided above in “—Notes Purchased at a Discount” and below in “—Conversion of Notes,” U.S. Holders generally will recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note in an amount equal to the difference between: (i) the sum of the cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which generally will be taxable as ordinary income); and (ii) the U.S. Holder’s adjusted tax basis in the Note. Under current law, for a non-corporate U.S. Holder, including an individual, who has held the

Note for more than one year at the time of disposition, such capital gain generally will be subject to tax at a maximum rate of 20%. A U.S. Holder’s ability to deduct capital losses may be limited.

Conversion of Notes

Conversion into Cash.  If a U.S. Holder receives solely cash in exchange for the Notes upon conversion, the U.S. Holder’s gain or loss will be determined in the same manner as if the U.S. Holder disposed of the Notes in a taxable disposition (as described above under “—Sale, Exchange, Redemption, or other Taxable Disposition of Notes”).

Conversion into Common Stock.  Upon the conversion of the Notes into our Common Stock (except for cash in lieu of a fractional share), U.S. Holders generally will not recognize gain or loss on the conversion, other than with respect to cash received in lieu of a fractional share, which will be treated as described below, and other than amounts attributable to accrued interest, which will be taxable as such. A U.S. Holder’s basis in the shares of Common Stock received upon conversion of the Notes (other than Common Stock attributable to accrued interest, the tax basis of which will equal the amount of accrued interest with respect to which the Common Stock is received) will be equal to the U.S. Holder’s aggregate tax basis in the Notes converted, less any portion allocable to cash received in lieu of a fractional share. The holding period of the shares of Common Stock received by the holder upon conversion of the Notes generally will include the period during which the holder held the Notes prior to the conversion, except that the holding period of any Common Stock received with respect to accrued interest will commence on the day after the date of receipt. Cash received in lieu of a fractional share of Common Stock will be treated as a payment in exchange for the fractional share and will result in capital gain or loss in an amount equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional share for which payment is received.

If a U.S. Holder converts the U.S. Holder’s Notes between a record date for an interest payment and the interest payment date and consequently is required to pay upon surrender of the U.S. Holder’s Notes for conversion an amount equal to the amount of the interest payment to be received by the U.S. Holder, as described in “Description of Notes—Conversion Rights,” the U.S. Holder should consult the U.S. Holder’s own tax advisors concerning the appropriate treatment of such payments.

Conversion into our Common Stock and Cash.  If a U.S. Holder receives a combination of cash and our Common Stock in exchange for the Notes upon conversion, we intend to take the position that the conversion should be treated as a “recapitalization” for United States federal income tax purposes. In this case, gain, but not loss, will be realized in an amount equal to the excess of the fair market value of our Common Stock and cash received (other than amounts attributable to accrued interest, which will be taxable as such) over the U.S. Holder’s tax adjusted basis in the Note, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the Note that is allocable to the fractional share. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the Note has been held for more than one year.

The adjusted tax basis of our Common Stock received upon a conversion (other than our Common Stock attributable to accrued interest, the tax basis of which will equal their fair market value) will equal the tax basis of the New Unsecured Note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share).

A U.S. Holder’s holding period for our Common Stock will include the period during which it held the Notes except that the holding period of any Common Stock received with respect to accrued interest will commence on the day after the date of receipt.

Alternative treatments of the conversion of the Notes into cash and Common Stock are possible. For example, the conversion of a Note into cash and our Common Stock may instead be treated for United States federal income tax purposes as in part a conversion into our Common Stock and in part a payment in redemption of a portion of the Note.

U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our Common Stock in exchange for the Notes upon conversion, including any alternative treatments.

Consolidation, Merger and Sale of Assets.  Under certain circumstances described under the heading “Description of Notes—Consolidation, Merger and Sale of Assets,” our obligations under the Notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the Notes and the indenture might be deemed for United States federal income tax purposes to be an exchange by a holder of the Notes for new notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. U.S. Holders should consult their own tax advisor regarding the tax consequences of such an assumption.

Constructive Dividends.  The conversion rate of the Notes will be adjusted in certain circumstances, as described in “Description of Notes—Conversion Rights.” Adjustments that have the effect of increasing the proportionate interest of a holder of our Notes in our assets or earnings and profits may in some circumstances result in a deemed distribution to the holder for United States federal income tax purposes.

Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the Notes, however, generally will not be considered to result in a deemed distribution to a holder of the Notes. Certain of the possible conversion rate adjustments provided in the Notes (including, without limitation, adjustments in respect to taxable dividends to holders of our Common Stock and adjustments to the conversion rate upon certain fundamental changes) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and does not so qualify, a holder of a Note generally will be deemed to have received a distribution even if the holder has not received any cash or property as a result of the adjustment. In certain circumstances, such as in connection with stock dividends, the failure to adjust the conversion rate may result in a taxable distribution to holders of our Common Stock. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “Dividends on Common Stock.” It is not clear whether a constructive dividend deemed paid to a holder of our Notes would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim a dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a holder of the Notes would not give rise to any cash from which any applicable withholding tax could be satisfied, if we paid backup withholding taxes on behalf of a holder (because the holder failed to establish an exemption from backup withholding taxes), we could, at our option, set-off any such payment against payments of cash on, and Common Stock deliverable with respect to, the Notes.

Dividends on Common Stock.  If a U.S. Holder has converted the holder’s Notes into our Common Stock, then upon our distribution of cash or other property on such stock, such distributions will generally be treated as dividends to the U.S. Holder to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Common Stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends will be subject to tax to a non-corporate holder at the special reduced rate generally applicable to long-term capital gains. A holder will be eligible for this reduced rate only if the holder has held our Common Stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Dividends received by corporate holders may be eligible for a dividends-received deduction, subject to applicable limitations.

U.S. Holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced tax rate on dividends.

Disposition of Common Stock.  Upon the sale or other disposition of our Common Stock received on conversion of a Note, a holder will generally recognize capital gain or loss equal to the difference between: (i) the amount of cash and the fair market value of any property received upon the sale or exchange; and (ii) the holder’s adjusted tax basis in our Common Stock. That capital gain or loss will be long-term if the holder’s holding period in respect of such stock is more than one year. Long-term capital gains generally will be subject to tax at a maximum rate of 20% for non-corporate holders. The deductibility of capital losses is subject to limitations.

Tax on Net Investment Income.  Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which would generally include all or a portion of their interest on Notes and dividends on shares of our Common Stock and net gains from the disposition of Notes and shares of our Common Stock. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the net investment income tax to any of their income or gains in respect of Notes and shares of our Common Stock.

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a Non-U.S. Holder of our Notes or Common Stock. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Ownership of Notes and Common Stock

Interest Income.  Interest paid to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and the Non-U.S. Holder:

•                  does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•                  is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person” within the meaning of the Code;

•                  is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•                  (1) provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an applicable IRS Form W-8 (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty); or (2) a securities organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the New Unsecured Note on the Non-U.S. Holder’s behalf and certifies, under penalties of perjury, that is has received an appropriate IRS Form W-8BEN from the Non-U.S. Holder or from another qualifying financial institution intermediary, and, in certain circumstances, provides a copy of the appropriate IRS Form W-8BEN. If a non-U.S. Holder holds Notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If a Non-U.S. Holder not qualify for an exemption under the rules described above, interest on the Notes may be subject to withholding tax at a rate of 30% (or lower applicable treaty rate) at the time such interest is paid. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be subject to United States federal income tax on that interest on a net income basis (although the Non-U.S. Holder will be exempt from the 30% withholding tax, so long as the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form)) in the same manner as if the non-U.S. Holder were a United States person as defined under the Code, except as otherwise provided by an applicable United States income tax treaty. In addition, Non-U.S. Holders that are foreign corporations may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of the

Non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation. To claim the benefit of a tax treaty, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN before the payment of interest and may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Additional Interest.  As described in the heading “Description of Notes—Events of Default,” upon certain events we may be obligated to pay amounts in excess of stated interest and principal on the Notes. We intend to treat any amounts paid to holders pursuant to any such event as interest on the Notes and accordingly such payment would be subject to the rules described immediately above under “—Consequences to Non-U.S. Holders—Interest Income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Notes.  Any gain realized upon the sale, exchange, redemption or other taxable disposition of the Notes (including gain realized due to the conversion of a Note for cash or cash and our Common Stock, see above “—Consequences to U.S. Holders—Conversion of Notes” generally will not be subject to United States federal income tax unless:

•                  that gain is effectively connected with the conduct of a trade or business in the United States; or

•                  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If the Non-U.S. Holder’s gain is effectively connected with the conduct of a United States trade or business, the Non-U.S. Holder generally will be subject to United States federal income tax on the net gain derived from the sale, exchange, redemption or other taxable disposition, except as otherwise required by an applicable United States income tax treaty. If the Non-U.S. Holder is a corporation, any such effectively connected gain received by the Non-U.S. Holder may also, under certain circumstances, be subject to the branch profits tax at 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If a Non-U.S. Holder is described in the second bullet point above, the holder will be subject to a 30% United States federal income tax on the gain derived from the sale, exchange, redemption or other taxable disposition of the Notes, which may be offset by United States source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States. Any Common Stock that a Non-U.S. Holder receives on the conversion of a Note that is attributable to accrued interest will be subject to United States federal income tax in accordance with the rules for taxation of interest described above under “—Consequences to Participating Non-U.S. Holders—Interest Income.”

Conversion of Notes.  As provided under “—Consequences to U.S. Holders—Conversion of Notes,” a conversion of the Notes solely into Common Stock is not a taxable event for United States federal income tax purposes, other than with respect to accrued interest, which will be taxed as such, and cash payments in lieu of fractional shares which will be taxed as provided in “—Consequences to Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes.” For payments of accrued interest in a conversion, see “Consequences to Non-U.S. Holders—Interest Income.” Any gain recognized upon a conversion of the Notes into cash or a combination of cash and Common Stock (see “—Consequences to U.S. Holders—Conversion of Notes”) will be treated as described in “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes.” Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of Notes into a combination of cash and Common Stock.

Consolidation, Merger and Sale of Assets.  Under certain circumstances described under the heading “Description of Notes—Consolidation, Merger and Sale of Assets,” our obligations under the Notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the Notes and the indenture might be deemed for United States federal income tax purposes to be an exchange by a holder of the Notes for new Notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. Non-U.S. Holders should consult with their own tax advisor regarding the tax consequences of such an assumption.

Dividends and Constructive Dividends.  Dividends paid to a holder of Common Stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Dividends” above) will generally be subject to withholding tax at a 30% rate subject to reduction: (a) by an applicable treaty if the holder provides an appropriate IRS Form W-8BEN (or successor form) certifying that it is entitled to such treaty benefits; or (b) upon the receipt of an IRS Form W-8ECI (or successor form) from a holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Dividends that are effectively connected with the conduct of a United States trade or business are not subject to withholding tax, but instead are subject to federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a holder will not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off any such payment against payments of cash on, and Common Stock payable with respect to, the Notes. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Common Stock.  See tax treatment described in “—Consequences to Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” for the tax treatment of the gain from the taxable disposition of our Common Stock, specifically excluding any discussion about accrued interest.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. Holders.  Payments of interest, dividends made by us on, or the proceeds of the sale or other disposition of, the Notes or shares of Common Stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders.  A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of principal and interest on the Notes, or the proceeds of the sale or other disposition of the Notes or our Common Stock. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to and the tax withheld (if any) with respect to such Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Foreign Account Tax Compliance Act.  Under the Foreign Account Tax Compliance provisions of the United States Hiring Incentives to Restore Employment Act (“FATCA”), withholding taxes may be imposed on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends or interest and proceeds of the sale of our Common Stock or Notes to U.S. Holders who own the shares of our Common Stock or Notes through foreign accounts or foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends or interest on, or gross proceeds from the sale or other disposition of, our Common Stock or Notes paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or qualifies for an exemption from these rules or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or qualifies for an exemption from these rules. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or otherwise qualify for an exemption. Prospective investors should consult their tax advisors regarding this legislation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The table below sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered. All amounts are estimated except the SEC registration fee. All costs and expenses are payable by us.

SEC Registration Fee	$16,000
Legal Fees and Expenses	$75,000
Accounting Fees and Expenses	$25,000
Printing Fees and Expenses	$30,000
Miscellaneous Expenses	$15,000

Total	$161,000

Item 14.          Indemnification of Directors and Officers.

The Company’s officers and directors are and will be indemnified under Florida law, their employment agreements and our articles of incorporation and bylaws.

The Florida Business Corporation Act, under which the Company is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article 10 of the Company’s bylaws provides that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Business Corporation Act.

Item 15.          Recent Sales of Unregistered Securities.

Since February 2014, we have sold the following securities that were not registered under the Securities Act:

•                  In February 2014, the Company issued 8.50% senior unsecured convertible notes due 2019 (the “Convertible Notes”) to certain investors for gross proceeds of approximately $70.7 million. On March 14, 2017, the Company issued $3,477,450 in aggregate principal amount of additional Convertible Notes in a private placement to certain investors in lieu of a cash payment of interest on the Convertible Notes due on February 15, 2017. On April 18, 2017, the Company offered to exchange its outstanding Convertible Notes with 5.00% Senior Unsecured Convertible Notes due 2023 (the “ Notes”) in an aggregate amount of $74,220,450 million (not including accrued and unpaid interest on the Convertible Notes).  On July 28, 2017, the Company issued Notes to certain investors in an aggregate amount of approximately $75.8 million, which were issued in reliance on exemptions from registration pursuant to Section 3(a)(9) under the Securities Act.

•                  In consideration to settle a class action litigation, in October 2014, the Company issued warrants to purchase up to $2.0 million shares of our Common Stock to certain class participants. The warrants have a five-year term from the date they were distributed to the class participants with an exercise price of $10.75.

•                  On November 10, 2014 and January 21, 2015, the Company issued an aggregate of $50.0 million in 12.875% Senior Secured Notes (the “12.875% Secured Notes”) to certain investors in two $25.0 million tranches. The 12.875% Secured Notes were issued at 96% of their face amount. On July 16, 2015, the Company redeemed all of the outstanding 12.875% Secured Notes at 106% of their principal amount plus interest up to November 10, 2015.

•                  On March 11 and March 24, 2016, the Company issued the Old Secured Notes to certain investors in a private placement for gross proceeds of approximately $21.2 million and $8.8 million, respectively. On July 28, 2017, the Company issued New Senior Secured Notes to certain investors in a private placement in an aggregate amount of $30.0 million.

•                  On July 28, 2017, the Company entered into a Common Stock Purchase Agreement with certain purchasers and issued 115,000,000 shares of Common Stock for an aggregate price of $23.0 million.

•                  On July 28, 2017, the Company issued warrants to the Investors to purchase up to an aggregate of 42,500,000 shares of Common Stock at an exercise price of $0.20 per share. The Warrants expires eight years after the date of issuance, with 41% of the shares being immediately exercisable and the remaining shares exercisable upon reaching certain milestones related to the conversion of the Convertible Notes.

•                  On August 11, 2017, the Company entered into a Securities Purchase Agreement with Brennan Opportunities Fund I LP, pursuant to which the Company issued, on August 11, 2017, 8,750,000 shares of Common Stock and $3.5 million principal amount of New Senior Secured Notes, and on August 14, 2017, 3,750,000 shares of Common Stock and $1.5 million principal amount of New Senior Secured Notes, for an aggregate purchase price of $10.0 million.

Except as otherwise stated above, the issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Regulation D under the Securities Act as sales to accredited investors. The recipients of securities in each transaction represented to us that they were accredited investors and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to any certificated shares and other instruments issued in each such transaction. The sales of these securities were made without general solicitation or advertising and without the involvement of any underwriter.

Item 16.          Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b) Financial Statement Schedules

Financial statement schedules have been omitted, as the information required to be set forth therein is included in the consolidated financial statements or notes thereto incorporated by reference into the prospectus forming part of this registration statement.

Item 17.          Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Filed Herewith
2.1	Asset Purchase Agreement, dated as of October 25, 2013, between Majestic Opco L.L.C. and the Registrant.	8-K	2.1	10/28/13
3.1	Articles of Incorporation of Registrant.	S-1/A	3.1	10/01/10
3.2	Articles of Amendment to Articles of Incorporation of Registrant	8-K	3.1	09/01/15
3.3	Articles of Amendment to Articles of Incorporation of Registrant.	8-K	3.1	8/1/17
3.4	Amended and Restated Bylaws of Registrant.	8-K	3.2	09/01/15
4.1	Form of Common Stock Certificate.	S-1/A	4.1	11/10/10
4.2	Form of Warrant to purchase common stock	S-1/A	4.2	01/12/11
4.3	Warrant Agreement related to Class Action Settlement	10-K	4.3	03/14/16
4.4	Indenture, dated as of February 21, 2014, by and among the Registrant and U.S. Bank, National Association, as indenture trustee.	8-K	4.4	02/19/14
4.5	Indenture, dated as of March 11, 2016, by and among the Registrant and Wilmington Trust, National Association, as indenture trustee.	10-K	4.5	03/14/16
4.6	First Supplemental Indenture, dated as of March 9, 2017, by and among Emergent Capital, Inc. and Wilmington Trust, National Association.	8-K	4.1	3/17/17
4.7	First Supplemental Indenture, dated as of March 13, 2017, by and among Emergent Capital, Inc. and U.S. Bank National Association	8-K	4.2	3/17/17
4.8	Form of Restricted 5.00% Senior Unsecured Convertible Note Due 2023	S-1	4.8	8/25/17
4.9	Bridge Note made in favor of PJC Investments, LLC, dated May 15, 2017.	S-1	4.9	8/25/17
4.10	Amended and Restated Bridge Note made in favor of PJC Investments, LLC, dated June 28, 2017.	S-1	4.10	8/25/17
4.11	Second Supplemental Indenture, dated as of May 15, 2017 between Emergent Capital, Inc. and Wilmington Trust, National Association, as indenture trustee.	10-Q	4.3	8/14/17
4.12	Third Supplemental Indenture, dated as of June 28, 2017 between Emergent Capital, Inc. and Wilmington Trust, National Association, as indenture trustee.	10-Q	4.4	8/14/17
4.13	Form of Common Stock Purchase Warrant, dated as of July 28, 2017.	8-K	4.1	8/1/17
4.14	Second Supplemental Indenture, dated as of July 28, 2017, by and among Emergent Capital, Inc. and U.S. Bank National Association.	8-K	4.2	8/1/17
4.15	Indenture, dated as of July 28, 2017, by and among Emergent Capital, Inc. and Wilmington Trust, National Association, as indenture trustee.	8-K	4.3	8/1/17
4.16	Amended and Restated Indenture, dated as of July 28, 2017, by and among Emergent Capital, Inc. and U.S. Bank National Association.	8-K	4.4	8/1/17

4.17	Special Dividend Note, dated as of July 28, 2017, made by Lamington Road Designated Activity Company in favor of Markley Asset Portfolio, LLC.	8-K	4.5	8/1/17
4.18	Form of Unrestricted 5.00% Senior Unsecured Convertible Note Due 2023	S-1	4.18	8/25/17
5.1	Opinion of Holland & Knight LLP	S-1	5.1	8/25/17
10.1††	Employment Agreement between the Registrant and Antony Mitchell dated November 8, 2010.	S-1/A	10.1	11/10/10
10.2††	Employment Agreement between the Registrant and Richard O’Connell dated December 31, 2013 and effective January 1, 2014.	8-K	10.1	12/30/13
10.3††	Employment Agreement between the Registrant and Miriam Martinez dated December 31, 2013 and effective January 1, 2014.	8-K	10.2	12/30/13
10.4††	Employment Agreement between the Registrant and Michael Altschuler dated December 31, 2013 and effective January 1, 2014.	8-K	10.3	12/30/13
10.5††	Employment Agreement between the Registrant and David Sasso dated December 31, 2013 and effective January 1, 2014.	10-Q	10.1	11/09/15
10.6	Separation Agreement and General Release of Claims between the Registrant and Jonathan Neuman, dated April 26, 2012.	8-K	10.2	04/30/12
10.7††	Amended & Restated Imperial Holdings 2010 Omnibus Incentive Plan.	Def 14A	A	04/08/15
10.8††	2010 Omnibus Incentive Plan Form of Stock Option Award Agreement.	10-Q	10.7	08/13/13
10.9††	2010 Omnibus Incentive Plan Form Performance Share Award Agreement.	8-K	10.1	06/09/14
10.10	Master Trust Indenture dated as of September 24, 2010 by and among Imperial Settlements Financing 2010, LLC as the Issuer, Portfolio Financial Servicing Company as the Initial Master Servicer, and Wilmington Trust Company as the Trustee and Collateral Trustee.	S-1/A	10.15	11/10/10
10.11	Series 2010-1 Supplement dated as of September 24, 2010 to the Master Trust Indenture dated as of September 24, 2010 by and among Imperial Settlements Financing 2010, LLC as the Issuer, Portfolio Financial Servicing Company as the Initial Servicer, and Wilmington Trust Company as the Trustee and Collateral Trustee.	S-1/A	10.16	11/10/10
10.12	Non-Prosecution Agreement between the Registrant and the United States Attorney’s Office for the District of New Hampshire, dated April 30, 2012.	8-K	10.1	04/30/12
10.13†	Amended and Restated Loan and Security Agreement, dated May 16, 2014, among White Eagle Asset Portfolio, L.P., as borrower, Imperial Finance & Trading, LLC, as initial servicer, initial portfolio manager and guarantor, Lamington Road Bermuda Ltd., as portfolio manager, LNV Corporation, as initial lender, and CLMG Corp, as the administrative agent.	10-Q	10.1	07/30/14
10.14	First Amendment, dated November 15, 2015, to Amended and Restated Loan and Security Agreement, dated May 16, 2014, among White Eagle Asset Portfolio, L.P., as borrower, Imperial Finance & Trading, LLC, as initial servicer, initial portfolio manager and guarantor, Lamington Road Bermuda Ltd., as portfolio manager, LNV Corporation, as initial lender, and CLMG Corp, as the administrative agent.	8-K	10.1	11/10/15
10.15†	Master Termination Agreement and Release, effective as of April 30, 2013, by and among Lexington Insurance Company, Imperial Holding, Inc., Imperial PFC Financing, LLC, Imperial PFC Financing II, LLC, Imperial Life Financing II, LLC,	10-Q	10.5	08/13/13

	Imperial Life & Annuity Services, LLC, Imperial Premium Finance, LLC and CTL Holdings, LLC.
10.16†	Loan and Security Agreement, dated as of July 16, 2015, among Red Falcon Trust, as borrower, Imperial Finance & Trading, LLC, as guarantor, Blue Heron Designated Activity Company, as portfolio administrator, LNV Corporation, as initial lender, the other lenders party thereto from time to time and CLMG Corp, as the administrative agent	10-Q/A	10.1	12/15/15
10.17	Form of Purchase Agreement to purchase 15.0% Senior Secured Notes due 2018.	10-K	10.16	03/14/16
10.18	First Amendment to Loan and Security Agreement, dated July 15, 2016, among Red Falcon Trust, as borrower, Imperial Finance & Trading, LLC, as guarantor, Blue Heron Designated Activity Company, as portfolio administrator, LNV Corporation, as initial lender, and CLMG Corp, as administrative agent.	10-Q	10.1	11/7/16
10.19†	Second Amendment to Amended and Restated Loan and Security Agreement, dated December 29, 2016, by and among White Eagle Asset Portfolio, LP, as borrower, Imperial Finance and Trading, LLC, Lamington Road Bermuda, LTD, as Portfolio Manager, CLMG Corp., as Administrative Agent, and LNV Corporation, as Lender.	10-K	10.18	03/21/17
10.20†	Second Amended and Restated Securities Account Control and Custodian Agreement, dated January 31, 2017, among White Eagle Asset Portfolio, LP, as borrower, Wilmington Trust, National Association, as securities intermediary and custodian, and CLMG Corp, as the administrative agent.	10-K	10.19	03/21/17
10.21	Master Termination Agreement, dated December 29, 2016, by and among CLMG Corp., LNV Corporation, as lender, Red Falcon Trust, as borrower, Imperial Finance & Trading LLC, as guarantor, Blue Heron Designated Activity Company, Harbordale, LLC, Red Reef Alternative Investments, LLC, MLF LexServ, L.P., as Servicer, Wilmington Trust National Association, as securities intermediary under the SACCA, Christiana Trust, as Trustee, Michelle A Dreyer, as independent trustee, and Corporation Service Company	10-K	10.20	03/21/17
10.22	Exchange Participation Agreement, dated as of April 7, 2017 by and among Emergent Capital, Inc. and the consenting holders of the Company’s 15.0% Senior Secured Notes Due 2018 party thereto.	10-Q	10.3	5/15/17
10.23†	Master Transaction Agreement, dated as of March 15, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Bulldog Investors LLC.	S-1	10.23	8/25/17
10.24†	Amendment to Master Transaction Agreement, dated as of April 7, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Bulldog Investors LLC.	S-1	10.24	8/25/17
10.25	Amendment No. 2 to Master Transaction Agreement, dated as of June 19, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Bulldog Investors LLC.	S-1	10.25	8/25/17
10.26†	Master Transaction Agreement, dated as of March 15, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Rangeley Capital, LLC.	S-1	10.26	8/25/17
10.27†	Amendment to Master Transaction Agreement, dated as of	S-1	10.27	8/25/17

	April 7, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Rangeley Capital, LLC.
10.28	Amendment No. 2 to Master Transaction Agreement, dated as of June 19, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Rangeley Capital, LLC.	S-1	10.28	8/25/17
10.29†	Master Transaction Agreement, dated as of March 15, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and NS Advisors, LLC.	S-1	10.29	8/25/17
10.30†	Amendment to Master Transaction Agreement, dated as of April 7, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and NS Advisors, LLC.	S-1	10.30	8/25/17
10.31	Amendment No. 2 to Master Transaction Agreement, dated as of June 19, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and NS Advisors, LLC.	S-1	10.31	8/25/17
10.32†	Master Transaction Agreement, dated as of March 15, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Joel Lusman.	S-1	10.32	8/25/17
10.33†	Amendment to Master Transaction Agreement, dated as of April 7, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Joel Lusman.	S-1	10.33	8/25/17
10.34	Amendment No. 2 to Master Transaction Agreement, dated as of June 19, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Joel Lusman.	S-1	10.34	8/25/17
10.35†	Master Transaction Agreement, dated as of March 15, 2017, by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and each of Ironsides P Fund L.P., and Ironsides Partners Special Situations Master Fund II L.P.	S-1	10.35	8/25/17
10.36†	Amendment to Master Transaction Agreement, dated as of April 7, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and each of Ironsides P Fund L.P. and Ironsides Partners Special Situations Master Fund II L.P.	S-1	10.36	8/25/17
10.37	Amendment No. 2 to Master Transaction Agreement, dated as of June 19, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and each of Ironsides P Fund L.P. and Ironsides Partners Special Situations Master Fund II L.P.	S-1	10.37	8/25/17
10.38†	Master Transaction Agreement, dated as of March 15, 2017, by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and each of Nantahala Capital Partners Limited Partnership, Nantahala Capital Partners II Limited Partnership, Nantahala Capital Partners SI, LP, Blackwell Partners LLC - Series A, Silver Creek CS SAV, L.L.C. and Fort George Investments, LLC.	S-1	10.38	8/25/17
10.39†	Amendment to Master Transaction Agreement, dated as of April 7, 2017, by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and each of Nantahala Capital Partners Limited Partnership, Nantahala Capital Partners II Limited Partnership, Nantahala Capital	S-1	10.39	8/25/17

	Partners SI, LP, Blackwell Partners LLC - Series A, Silver Creek CS SAV, L.L.C. and Fort George Investments, LLC.
10.40	Amendment No. 2 to Master Transaction Agreement, dated as of June 19, 2017, by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and each of Nantahala Capital Partners Limited Partnership, Nantahala Capital Partners II Limited Partnership, Nantahala Capital Partners SI, LP, Blackwell Partners LLC - Series A, Silver Creek CS SAV, L.L.C. and Fort George Investments, LLC.	S-1	10.40	8/25/17
10.41†	Master Transaction Agreement, dated as of May 12, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Integrated Core Strategies (US) LLC.	S-1	10.41	8/25/17
10.42	Amendment No. 1 to Master Transaction Agreement, dated as of June 19, 2017 by and among Emergent Capital, Inc., PJC Investments, LLC, a Texas limited liability company, and Integrated Core Strategies (US) LLC.	S-1	10.42	8/25/17
10.43††	Amendment to Amended & Restated Imperial Holdings 2010 Omnibus Incentive Plan.	Def 14A	Appendix A	6/9/17
10.44	Consent and Forbearance Agreement, dated as of June 21, 2017 by and among Emergent Capital, Inc., Wilmington Trust, National Association, as indenture trustee, and holders of 100% of the aggregate principal amount of Emergent Capital, Inc.’s 15.0% Senior Secured Notes.	10-Q	10.22	8/14/17
10.45	Common Stock Purchase Agreement, dated as of July 28, 2017, by and among Emergent Capital, Inc., PJC Investments, LLC and the purchasers party thereto.	8-K	10.1	8/1/17
10.46	Note Purchase Agreement, dated as of July 28, 2017, by and among PJC Investments, LLC, purchasers party thereto, and the holders of the Company’s 15.05% Senior Secured Notes due 2018.	8-K	10.2	8/1/17
10.47	Registration Rights Agreement, dated as of July 28, 2017, by and among Emergent Capital, Inc., and the holders party thereto.	8-K	10.3	8/1/17
10.48	Board Designation Agreement, dated as of July 28, 2017, by and between Emergent Capital, Inc. and Evermore Global Advisors, LLC.	8-K	10.4	8/1/17
10.49	Board Designation Agreement, dated as of July 28, 2017, by and among Emergent Capital, Inc., PJC Investments, LLC and JSARCo, LLC.	8-K	10.5	8/1/17
10.50	Board Designation Agreement, dated as of July 28, 2017, by and between Emergent Capital, Inc. and Opal Sheppard Opportunities Fund I LP.	8-K	10.6	8/1/17
10.51	Board Designation Agreement, dated as of July 28, 2017, by and among Emergent Capital, Inc., Ironsides P Fund L.P. and Ironsides Partners Special Situations Master Fund II L.P.	8-K	10.7	8/1/17
10.52	Board Designation Agreement, dated as of July 28, 2017, by and between Emergent Capital, Inc. and Nantahala Capital Management, LLC.	8-K	10.8	8/1/17
10.53	Securities Purchase Agreement, dated as of August 11, 2017, by and between Emergent Capital, Inc. and Brennan Opportunities Fund I LP.	10-Q	10.31	8/14/17
10.54	Registration Rights Agreement, dated as of August 11, 2017, by and between Emergent Capital, Inc., and Brennan Opportunities Fund I LP.	10-Q	10.32	8/14/17
12.1	Statement regarding computation of ratios	S-1	12.1	8/25/17
21.1	Subsidiaries of the Registrant.	10-K	21.1	3/21/17

23.1	Consent of Grant Thornton LLP.				*
23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).
101	Interactive Data Files	10-K	101	3/21/17
101.INS	XBRL Instance Document	10-K	101.INS	3/21/17
101.SCH	XBRL Taxonomy Extension Schema Document	10-K	101.SCH	3/21/17
101.	XBRL Taxonomy Extension Calculation Linkbase Document	10-K	101.	3/21/17
101.	XBRL Taxonomy Linkbase Document 10.1 & 10.2	10-K	101.	3/21/17
101.L	XBRL Taxonomy Extension Label Linkbase Document	10-K	101.L	3/21/17
101.PRE	SBRL Taxonomy Extension Presentation Linkbase Document	10-K	101.PRE	3/21/17

†

Certain portions of the exhibit have been omitted pursuant to an order granting a request for confidential treatment. An unredacted copy of the exhibit has been filed separately with the United States Securities and Exchange Commission pursuant to a request for confidential treatment.

††	Management compensatory arrangement.
*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on September 15, 2017.

EMERGENT CAPITAL, INC.

By	/s/ Miriam Martinez
Name: Miriam Martinez
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Patrick J. Curry	Interim Chief Executive Officer and Director (Principal Executive Officer)	9/15/17
Patrick J. Curry

	/s/ Miriam Martinez	Chief Financial Officer (Principal Financial and Accounting Officer)	9/15/17
Miriam Martinez

	*	Director	9/15/17
Joseph E. Sarachek

	*	Director	9/15/17
Matthew T. Epstein

	*	Director	9/15/17
James Hua

	*	Director	9/15/17
Robert Knapp

	*	Director	9/15/17
Antony Mitchell

*By:	/s/ Miriam Martinez
Miriam Martinez, as attorney-in-fact